SHARE PURCHASE AGREEMENT AND OTHER COVENANTS

entered into by and among

OI S.A. - IN JUDICIAL REORGANIZATION

TELEMAR NORTE LESTE S.A. - IN JUDICIAL REORGANIZATION

OI MÓVEL S.A. - IN JUDICIAL REORGANIZATION

and, on the other hand,

TIM S.A.

TELEFÔNICA BRASIL S.A.

CLARO S.A.

on

January 28, 2021

_______________________________________________________________________

SHARE PURCHASE AGREEMENT AND OTHER COVENANTS

The parties, on the one hand,

OI MÓVEL S.A. - In Judicial Reorganization, a privately-held corporation, registered with the National Register of Corporate Taxpayers (the “CNPJ”) under CNPJ No. 05.423.963/0001-11, with headquarters and principal place of business at Setor Comercial Norte, Quadra 3, Block A, Edifício Estação Telefônica, ground floor (part 2), Brasília - DF, CEP 70.713-900, herein represented pursuant to its bylaws (“Oi Móvel” or the “Seller”);

and, on the other hand,

TIM S.A., a publicly-traded corporation, registered with the CNPJ under No. 02.421.421/0001-11, with headquarters and principal place of business at Avenida João Cabral de Mello Neto, No. 850, Block 1, Room 1212, Rio de Janeiro, RJ, CEP 22.775-057, herein represented pursuant to the provisions of its bylaws (“TIM”);

TELEFÔNICA BRASIL S.A., a publicly-traded company, registered with the CNPJ under No. 02.558.157/0001-62, with headquarters and principal place of business at Avenida Engenheiro Luiz Carlos Berrini, No. 1376, São Paulo SP, CEP 04.571-936, herein represented pursuant to the provisions of its bylaws (“Telefônica”);

CLARO S.A., a privately-held corporation, registered with the CNPJ under No. 40.432.544/0001-47, with headquarters and principal place of business at Rua Henri Dunant, No. 780, Tower A and Tower B, São Paulo SP, 04.709-110, herein represented pursuant to its bylaws (“Claro”, and, when referred to together with TIM and Telefônica, simply the “Purchasers”);

where the Seller and Purchasers are hereinafter referred to collectively as the “Parties” or, individually, as a “Party”.

And further, as intervening and consenting parties and guarantors of the Seller’s obligations:

TELEMAR NORTE LESTE S.A. - In Judicial Reorganization, a privately-held corporation, registered with the CNPJ under No. 33.000.118/0001-79, with headquarters principal place of business at Rua do Lavradio, No. 71, 2nd floor, Centro, Rio de Janeiro - RJ, CEP 20230-070, hereby represented pursuant to the provisions of its bylaws (“Telemar”); and

OI S.A. - In Judicial Reorganization, a privately-held corporation, registered with the CNPJ under No. 76.535.764/0001-43, with headquarters principal place of business at Rua do Lavradio, No. 71, 2nd floor, Centro, Rio de Janeiro - RJ, CEP 20230-070, herein represented pursuant to the provisions of its bylaws (“Oi” where Oi is referred to together with Oi Móvel and Telemar as the “Oi Group Companies”).

WHEREAS:

A.	Oi is the legal owner of one hundred percent (100%) of the shares issued by Telemar, representing one hundred percent (100%) of its total and voting capital stock, which, in turn, is the legal owner of one hundred percent (100%) of the shares issued by the Seller, representing one hundred percent (100%) of its total and voting capital stock;

B.	Oi, Telemar, and Oi Móvel, among other Oi Group companies, are under judicial reorganization pursuant to the Judicial Reorganization Plan;

C.	The Judicial Reorganization Plan expressly provides for the disposal of the UPI Mobile Assets by the Seller;

D.	The sale of the UPI Mobile Assets was subject to a competitive process for the sale of an isolated production unit through the submission of sealed bids, in accordance with the Public Notice published on November 10, 2020, pursuant to article 142, II, of Law No. 11,101/05 (the “Competitive Process”);

E.	The bid of the Purchasers was declared the winner in the Competitive Process and confirmed by the Judicial Reorganization Court;

F.	The Oi Group Companies intend, prior to the Closing Date, to implement the Corporate Reorganization and to resolve on and approve the takeover of the Seller by one of the Oi Group Companies (the “Oi Group Takeover Company”), pursuant to article 227 of the Brazilian Corporations Law, which shall result in: (a) the extinguishment of the Seller and cancellation of the shares issued by the Company; (b) universal succession by the Oi Group Takeover Company of all of the rights and obligations of the Seller, including those related to this Agreement and the other Transaction Documents; and (c) the assignment to the Oi Group Takeover Company of all of the shares held by the Seller in the special purpose entities created to hold all of the UPI Mobile Assets, Obligations, and Rights; and

G.	Having made their own assessment of the UPI Mobile Assets, Obligations, and Rights and being aware of the terms of the Judicial Reorganization Plan, the Purchasers wish to acquire the UPI Mobile Assets from the Seller, subject to the terms and conditions agreed upon herein, free and clear of any encumbrances or liabilities of the Oi Group, materialized or not, whether of an environmental, labor, tax, social security, civil, regulatory, administrative, criminal, anticorruption, or commercial nature, pursuant to articles 60 and 141, II, of Law No. 11,101/05, as well as article 133, paragraph 1, II, of the National Tax Code.

NOW, THEREFORE, the Parties RESOLVE to execute this Share Purchase Agreement and Other Covenants (this “Agreement”), which shall be governed by the following terms and conditions:

CHAPTER I

RULES OF CONSTRUCTION AND DEFINITIONS

1.1.           Construction. This Agreement shall be governed by and construed as follows: (a) the headings and titles of the Sections of this Agreement are for convenience of reference only and shall not limit or affect the meaning of the Sections, paragraphs, or items to which they apply; (b) wherever the context so requires, the definitions contained in this Agreement shall be applied in both the singular and the plural and the masculine grammatical gender shall include the feminine grammatical gender and vice versa; (c) references to any documents or other instruments include all amendments, replacements, and restatements thereof and additions thereto, unless expressly provided for otherwise; (d) except as otherwise expressly provided for in this Agreement, references to items or exhibits apply to items and exhibits of this Agreement; (e) except as otherwise expressly provided for in this Agreement, all references to any Parties, including their successors, beneficiaries, representatives, and authorized assigns; and (f) other similar terms shall always be read as though accompanied by the term “for example”.

1.2.           Time Limits. All time limits stipulated in or resulting from this Agreement shall be calculated in the manner established in article 132 of the Brazilian Civil Code. Any deadline that terminates on a day that is not considered a Business Day shall be automatically extended until the next immediately following Business Day.

1.3.           Definitions. As used in this Agreement, capitalized terms not defined herein shall have the meanings set forth in Exhibit 1.3.

1.4.           Seller. Once the merger of Oi Móvel into the Oi Group Takeover Company has been approved pursuant to Recital F above and, by virtue of the universal succession by Oi Group Takeover Company in all of the rights and obligations of the Seller under this Agreement and the other Transaction Documents, as well as the assignment to the Oi Group Takeover Company of all of the shares currently held by the Seller in the special purpose entities created to hold all of the UPI Mobile Assets, Obligations, and Rights, the Oi Group Takeover Company shall assume the position of the Seller under this Agreement and the position of Oi Móvel under the other Transaction Documents for all intents and purposes.

CHAPTER II

SUBJECT MATTER

2.1.           Purchase and Sale of the UPI Mobile Assets. Subject to verification (or waiver, as applicable) of the Conditions Precedent and subject to the other terms and conditions of this Agreement, the Seller irrevocably and irreversibly undertakes to sell and transfer, on the Closing Date and pursuant to articles 60 and 141, II, of Law No. 11,101/05, as well as article 133, paragraph 1, II, of the National Tax Code, the UPI Mobile Assets to the Purchasers, who, in turn, irrevocably and irreversibly undertake to acquire the UPI Mobile Assets from the Seller, in the manner set forth in this Agreement (the “Transaction”).

2.1.1.       For the purposes of this Agreement, “UPI Mobile Assets” means the Isolated Productive Unit formed by the UPI Mobile Assets, Liabilities, and Rights indicated in Exhibit 2.1.1 to be contributed by the Seller, pursuant to the Segregation and Division Plan, to the capital stock of three special purpose entities incorporated for the disposal of the UPI Mobile Assets (in each case a “Mobile SPE”), whose equity shall be composed, on the Closing Date, (i) in the case of the Mobile SPE whose shares shall be transferred to TIM, by the portion of the UPI Mobile Assets, Obligations, and Rights to be transferred to TIM, (ii) in the case of the Mobile SPE whose shares shall be transferred to Telefônica, by the portion of the UPI Mobile Assets, Obligations, and Rights to be transferred to Telefônica, and (iii) in the case of the Mobile SPE whose shares shall be transferred to Claro, by the portion of the UPI Mobile Assets, Obligations, and Rights to be transferred to Claro, in all cases in the manner provided for in the Judicial Reorganization Plan and pursuant to Section 5.2 of this Agreement. Exhibit 2.1.1 describes any and all Encumbrances existing as of this date on the UPI Mobile Assets, Obligations, and Rights, which shall have been fully released by the Closing Date, such that, upon transfer to the Purchasers, the Mobile SPEs hold the UPI Mobile Assets, Obligations, and Rights entirely free and clear of any Encumbrances or restrictions.

2.1.2.        The shares issued by each Mobile SPE shall be transferred by the Seller to the Purchasers as follows: on the Closing Date, (i) the Seller shall transfer to TIM the shares issued by the Mobile SPE, whose equity shall consist of the portion of the UPI Mobile Assets, Obligations, and Rights to be transferred to TIM (the “TIM Shares SPE”), (ii) the Seller shall transfer to Telefónica the shares issued by the Mobile SPE whose equity shall consist of the portion of the UPI Mobile Assets, Obligations, and Rights to be transferred to Telefónica (the “Telefónica Shares SPE”), and (iii) the Seller shall transfer to Claro the shares issued by the Mobile SPE whose equity shall consist of the portion of the UPI Mobile Assets, Obligations, and Rights to be transferred to Claro (“Claro Shares SPE”, and, together with TIM Shares SPE and the Telefónica Shares SPE, the “Shares”). The Shares shall be transferred, as provided for in this Section 2.1.2, free and clear of any Encumbrances, so that each of the Purchasers becomes, directly or indirectly, the sole owner of all Shares of the respective Mobile SPE that belong to it.

2.1.3.        The Shares shall be sold and transferred by the Seller to the Purchasers, with all voting and economic rights inherent therein.

2.1.4.        The contribution of the UPI Assets, Obligations, and Rights to the capital stock of the Mobile SPEs, for purposes of disposal of the UPI Mobile Assets in the terms provided for herein, shall be performed in accordance with the plan presented by the Purchasers to the Seller on the date hereof (attached hereto as Exhibit 2.1.4), which was discussed in good faith and previously agreed upon among the Parties, within the exact limits of the Antitrust Protocol and which becomes a part of this Agreement for all legal purposes (the “Segregation and Division Plan”), it being certain that the Seller hereby agrees to implement or cause to be implemented in all that is in its control, in the terms provided for herein, without prejudice to the provisions of Section 4.3(iv) of this Agreement. The Parties hereby acknowledge and agree that the Segregation and Division Plan: (i) complies with the Antitrust Protocol and all Laws, in particular ANATEL regulations, in effect on the date hereof; (ii) that the steps of the Segregation and Division Plan that shall be implemented prior to the approval of CADE and ANATEL are merely preparatory and administrative and that, in addition to not interfering with the independence of the Parties, they do not violate any applicable Laws or regulations; (iii) any step of the Segregation and Division Plan, which requires authorization by CADE, ANATEL, or third parties, shall only be implemented after obtaining such authorization; and (iv) sets forth reasonable obligations and within the control of the Parties within the scope of the Corporate Reorganization and which are necessary for the UPI Mobile Assets Segregation into more than one specific purpose entity; and (v) sets forth a budget prepared by the Parties on reasonable bases, considered on this date sufficient for the implementation of the Segregation and Division Plan (the “Segregation and Division Budget”). The Parties acknowledge and agree that the Segregation and Division Plan does not stipulate any obligations that may result in the Oi Group Companies not complying with their obligations to third parties and that the Oi Group Companies shall not be obligated and shall not have any liability for the implementation of any acts related to the Segregation and Division Plan that depend on third-party approvals, provided that such approvals have been regularly and timely requested and have not been obtained.

2.1.4.1.     The Parties have negotiated in good faith under the Segregation and Division Plan: (i) the mechanisms and conditions for the transfer to the Mobile SPEs of the agreements executed by Oi Móvel with the public entities listed in Exhibit 2.1.1 so that the implementation of the Segregation and Division Plan shall not result in a partial or full breach of the service agreements with such public entities; and (ii) the assumption after Closing by the Purchasers or their Affiliates (including the Mobile SPEs, after the Closing) of the obligations that the Seller and/or its Affiliates have assumed under the terms of the Infrastructure Sharing Agreements, in their capacity as Affiliates of Oi Móvel with the counterparties to such agreements, as listed in Exhibit 2.1.1.

2.1.5.        The Parties acknowledge that (i) the Segregation and Division Budget represents the Parties' best estimate, on the date hereof, of the costs that will be incurred by the Oi Group Companies to implement the Segregation and Division Plan; and (ii) if the Segregation and Division Budget proves to be insufficient to implement the Segregation and Division Plan, the Segregation and Division Budget may be modified, by mutual agreement among the Parties, so as to include additional costs that may be necessary to implement the Segregation and Division Plan. In such event, the Seller shall, prior to actually incurring any additional costs, submit to the Purchasers for approval a revised proposal for the Segregation and Division Budget reasonably detailing the additional costs to be incurred, which shall be reviewed and approved by the Purchasers, in good faith, and shall not be unreasonably withheld by the Purchasers.

2.1.6.        The Purchasers agree to indemnify the Oi Group Companies for any and all Losses they may incur as a result of any actions undertaken by the Oi Group Companies exclusively in connection with the implementation of the Segregation and Division Plan, provided that such actions are undertaken in accordance with the Segregation and Division Plan and/or upon the express instructions of the Purchasers, their agents, or representatives. For the purposes of clarification, the following shall not be considered to be a Loss of the Oi Group Companies for the purposes of the indemnification obligation set forth in this Section 2.1.6: (i) the costs incurred by the Oi Group Companies that may be reimbursed by the Purchasers under Section 2.1.8 below; (ii) any losses that the Oi Group Companies may incur as a result of any noncompliance with third-party obligations (including, without limitation, tax, labor, and social security obligations), even if such obligations are related to the full or partial implementation of the Segregation and Division Plan, except for any losses incurred by the Oi Group Companies as a result of any noncompliance with third-party obligations arising strictly from the implementation of the provisions set forth in the Segregation and Division Plan, provided that, in this case, the Oi Group Companies have given prior and specific written notice to the

Purchasers that such provisions would give rise to a noncompliance with third-party obligations; (iii) any costs or Losses arising from the implementation of the Corporate Reorganization and not related to compliance with the Segregation and Division Plan; and (iv) any Losses arising from acts performed by the Seller in fault, willful misconduct, violation of law, or acts performed by the Seller that are not in express compliance with the Segregation and Division Plan and/or with the Purchasers' instructions.

2.1.7.        The Purchasers may, by mutual agreement and upon prior authorization from the Seller, which may not be unreasonably withheld, modify the content of the Segregation and Division Plan at any time as of this date and up to ten (10) days after CADE Approval and ANATEL's Prior Consent (whichever occurs last), in order to accommodate regulatory restrictions and/or the Government Authorities' requirements or other issues that may be necessary for the UPI Mobile Assets Segregation, provided that, in the event that such modifications result in increased costs for the implementation of the Segregation and Division Plan, the Segregation and Division Budget shall be amended, by mutual agreement among the Parties, to reflect such increase.

2.1.8.        Subject to the provisions of Section 5.2.4.1, the costs proven to have been incurred by the Seller exclusively with the implementation of the Segregation and Division Plan, as provided for herein, provided they are included in the Division and Segregation Budget or otherwise expressly approved by the Purchasers, shall be the exclusive responsibility of the Purchasers until the end of the ninety (90) day period counted from CADE Approval and ANATEL's Prior Consent. The costs incurred with the implementation of the Segregation and Division Plan shall be subject to a quarterly report (the “Cost Report”), to be prepared and submitted by the Seller to the Purchasers within ten (10) days after the end of each quarter, containing all related bills for expenses and shall be reimbursed by the Purchasers within thirty (30) days of receipt of the Cost Report.

CHAPTER III

PRICE AND PAYMENT

3.1.           Price. In consideration for the disposal and transfer of the UPI Movable Assets in the form agreed upon herein, and for the other obligations assumed by the Seller in this Agreement, the Seller shall receive, as provided for in Section 3.4 et seq., the following amounts:

a)	fifteen billion, seven hundred and forty-four million Brazilian Reais (R$15,744,000,000.00) (the “Base Price”), corresponding to the “Enterprise Value” of the UPI Mobile Assets calculated based on the pro-forma financial statements of the UPI Mobile Assets prepared by Emst & Young dated April 17, 2020 (the “Pro-Forma Mobile Assets”), as well as the values of Net Debt, Working Capital, Target CAPEX, and Minimum Revenue, which shall be adjusted pursuant to this CHAPTER III (the “Purchase Price for the Shares”)

b)	seven hundred and fifty-six million Brazilian Reais (R$ 756,000,000.00), corresponding to the present value, of the total consideration to be due, on the Closing Date, by the Mobile SPEs to the Seller under the Transition Services Agreement, which shall be paid by the Purchasers to the Seller on behalf of and at the order of the Mobile SPEs, pursuant to this CHAPTER III and to the Legislation in force (the “Transition Services Purchase Price”); and

c)	eight hundred and nineteen million Brazilian Reais (R$ 819,000,000.00), corresponding to the present value (calculated at an annual discount rate of 7% in Brazilian Reais) of the total consideration to be owed by the Mobile SPEs to the Seller under the Agreement for the Supply of Telecommunications Signal Transmission Capacity under an Industrial Exploration Regime.

3.1.1.        For the purposes of calculating the Closing Price and the Final Post-Closing Adjustment in the manner set forth in Sections 3.2 and 3.8 below, the Base Price shall be adjusted pursuant to Schedule 3.7 to this Agreement to reflect (i) the ascertainment of the Closing CAPEX less than the Target CAPEX, and (ii) verification of Net Revenues Participation of the business consisting of the UPI Mobile Assets, Obligation, and Rights in the last available six-month period prior to the month in which the Closing occurs in any amount less than ninety percent (90%) of the Net Revenue Minimum Participation, and (iii) the ascertainment of the Net Earnings Participation by Product of the business consisting of the UPI Mobile Assets, Obligations, and Rights in any amount less than ninety percent (90%) of the of Net Earnings Participation by Reference Product pursuant to Exhibit 3.7. For the purposes of adjusting the Base Price, the highest amounts calculated in each of items (ii) and (iii) (the “Adjusted Base Price”) shall be considered.

3.2.           Closing Price. Subject to the provisions of Section 5.2 below, within five (5) Business Days prior to the Closing Date, the Seller shall prepare and submit or cause to be prepared and submitted to the Purchasers (a) the individual balance sheet of each of the Mobile SPEs with a base date of the last day of the month immediately preceding the Closing, reviewed by an Independent Audit Firm and prepared in accordance with the Accounting Practices (the “Closing Balance Sheet”), (b) the income statement (presented individually and considered in combination for the purposes of this Chapter III) for the businesses to be operated by each one of the Mobile SPEs, which shall have as its base period the period between January 1, 2020, and the closing of the quarter immediately preceding the month in which the Closing occurs, prepared in accordance with the Accounting Practices (the “Closing Income Statement”), and (c) the calculation statements (the “Calculation Statement - Closing Price”) containing its most accurate good faith estimates based on the Closing Balance Sheet for Net Debt, Working Capital, CAPEX investments made, Net Revenue Participation ascertained and Net Earnings Participation by Product observed in the period between the financial statements of 01/01/2020 and the Closing Date, in relation to the businesses that will be operated by the Mobile SPEs, considered on a combined basis, as well as the calculation of the price to be paid on the Closing Date by the Purchasers (the “Closing Price”), considering:

Closing Price = Adjusted Base Price - (Closing Net Debt) + [(Closing Working Capital - Target Working Capital of Mobile SPEs)] - Withheld Amount

3.2.1.        The financial information of the Mobile SPEs, including balance sheets and income statements, shall be combined solely for the purposes of calculating the Closing Price and the Post-Closing Adjustment.

3.2.2.        The Parties agree that any disagreement by the Purchasers as to one or more items of the Closing Balance Sheet, the Closing Income Statement, and the Calculation Statement - Closing Price shall be handled in the manner set forth in Section 3.8 below, and shall not serve as a justification by the Purchasers for the nonpayment, in whole or in part, of the Closing Price on the Closing Date.

3.3.           Withheld Amount. The Parties agree that the amount equivalent to ten percent (10%) of the

Closing Price (the “Withheld Amount”) shall be retained by the Purchasers from the Closing Price in order to offset any amount that the Seller shall pay to the Purchasers as a result of the Final Post-Closing Adjustment, pursuant to Section 3.8. The Withheld Amount shall be adjusted by the variation of one hundred percent (100%) of the CDI from the Closing Date until the date of effective payment and shall be fully paid to the Seller (after any deduction to offset the Final Post-Closing Adjustment, if necessary) on the date of payment of the Final Post-Closing Adjustment.

3.4.           Payment Method. The Closing Price shall be paid by the Purchasers to the Seller, on the Closing Date, net of any withholding or deduction of any Taxes or bank fees, in Brazilian currency and in immediately available funds, by means of available electronic transfer - TED into the checking account held by the Seller to be timely indicated in writing by the Seller, at least ten (10) days prior to the Closing Date.

3.4.1.        The Purchase Price for the Transition Services shall be paid by the Mobile SPEs to the Seller on the Closing Date, pursuant to the terms of the respective agreements, and the consideration for the Services for the Provision of Telecommunications Signal Transmission Capacity in an Industrial Exploration Regime shall be paid by the Mobile SPEs to the Seller pursuant to such agreement, throughout the provision of the services.

3.4.2.        In the event that the Seller, at its sole discretion, notifies the Purchasers in writing up to thirty (30) days prior to the Closing Date in this regard, the Purchasers undertake to make the payment of part or all of the Closing Price directly to third-party creditor(s), including non-performing creditors, of the Oi Group Companies under the Judicial Reorganization Plan that may be appointed by the Seller, on behalf of and at the order of the Seller and in the amount indicated by the Seller, by virtue of financial obligations assumed by the Seller with such creditor(s) prior to this Agreement, by means of electronic transfer of available funds - TED to the checking account held by the respective third party(ies) that shall be included in the notice to be sent by the Seller requesting such payment directly to the creditor(s).

3.4.2.1.     The payment of part or all of the Closing Price to third-party creditors shall be conditioned on the notice sent by the Seller, in accordance with and within the period set forth in Section 3.4.3, being accompanied by a reference to the provision of the Judicial Reorganization Plan and its Amendment, or by a copy of the order of the Judicial Reorganization Court authorizing such request for payment on account of and at the order, and, further, by documents that prove satisfactorily the condition of such third-party(s) as financial creditors of the Seller, such as (i) agreements, and any amendments thereto, that originated the financial obligation assumed by the Seller; or (ii) debenture indenture and amendments thereof and related documents, including, in the event that such debentures are registered debentures, the registration and transfer books of registered debentures, or, in the event that such debentures are book-entry debentures, the updated statement issued by the bookkeeping agent with a list of existing debentureholders, and, in the event that such debentures are registered for trading, electronic custody or settlement in any organized market, evidence of ownership of such debentures issued by the competent institution, whereby the obligation of the Purchasers to make payments in favor of third parties shall only be verified if such payments are expressly provided for or authorized in the Judicial Reorganization Plan.

3.4.2.2.     The payment made by the Purchasers pursuant to Section 3.4.3 shall not imply, under any circumstances, (i) assumption, by the Purchasers, of any obligation, financial or otherwise, of the Oi

Group Companies vis-à-vis the third-party creditor(s) indicated by the Seller,

(ii)       subrogation by the Purchasers of such third-party creditor(s) indicated by the Seller in the rights held by them in relation to the Oi Group Companies; or (iii) the obligation to pay any additional amount related to the financial obligation assumed by the Seller with such creditor(s), including, but not limited to, other portions of the financial obligation, costs and expenses of any nature, taxes, interest, adjustment for inflation, penalties, or fines that, in any way, make up such financial obligation of the Seller vis-à-vis such creditor(s).

3.4.2.3.     In the event that the payment to be made by the Purchasers under Section 3.4.3 involves the payment or withholding of any Taxes, fees, or contributions of any nature whatsoever, or has any financial or Tax cost to the Purchasers (including, without limitation, interest, and taxation on interest) arising from such payment on behalf of and at the order of the Seller, the respective amounts shall be paid or withheld by the Purchasers on behalf of and at the order of the Seller and pursuant to its instructions and calculations and considered as part of the Closing Price.

3.5.           Joint and Several Liability. The Purchasers shall be jointly and severally liable vis-à-vis the Seller for the full payment of the Purchase Price of the Shares and of the Transition Services, as well as for compliance with all obligations assumed by the Purchasers herein, including the one set forth in Section 10.1.1. For the purposes of clarity, the obligations under the Ancillary Operating Agreements shall not be a joint and several liability among the Purchasers, and each Purchaser shall be responsible for fulfilling the obligations under the Ancillary Operating Agreements individually and without joint and several liability.

3.6.           Taxes. Each Party shall be exclusively and individually liable for the Taxes due by it by reason of the transactions set forth in this Agreement. Each Party shall be responsible under the applicable Laws for calculating, assessing, withholding, and paying the Taxes under its respective responsibility.

3.7.           Calculation Examples. Exhibit 3.7 contains illustrative examples of the calculation of the Closing Price Adjustment, using the concepts and formulas set forth in this CHAPTER III.

3.8.           Closing Price Adjustment and Final Closing Price Statement. Notwithstanding the payment of the Closing Price, by the Purchasers, on the Closing Date, pursuant to Section 3.4, within one hundred twenty (120) days counted as of the Closing Date, the Purchasers shall send to the Seller (i) a written notice to the Seller stating their agreement with respect to the Calculation Statement - Closing Price or (ii) a notice (“Post-Closing Adjustment Notice”) accompanied by (a) an individual balance sheet of each one of the Mobile SPEs prepared in accordance with the Accounting Practices, which shall have as its base date the Closing Date (the “Final Closing Balance Sheet”), (b) an income statement (presented individually and considered on a combined basis for purposes of this Chapter III) for the businesses operated by each one of the Mobile SPEs, prepared in accordance with the Accounting Practices and which shall have as its base period the period between January 1, 2020, and the Closing Date (the “Final Closing Income Statement”); and (c) statement of calculation of any adjustment to the Closing Price (the “Post-Closing Adjustment”), considering the differences in the following accounts:

(i)	with respect to the Net Debt and Working Capital: (a) the Net Debt ascertained in the Closing Balance Sheet in relation to the Closing Net Debt; and (b) the Working Capital ascertained in the Closing Balance Sheet in relation to the Closing Working Capital; and

(ii)	with respect to investments in CAPEX, Net Revenue Participation, and Net Earnings Participation: (a) of the CAPEX determined in the Closing Balance Sheet in relation to the CAPEX stated in the Calculation Statement - Closing Price, (b) of the Net Revenue Participation ascertained in the Closing Income Statement in relation to the Minimum Net Revenue Participation ascertained in the Calculation Statement - Closing Price, subject to the percentage provided for in Section 3.1.1 (ii) and (iii) and (c) of the Net Earnings Participation by Product ascertained in the Closing Income Statement in relation to the Reference Net Earnings Participation ascertained in the Calculation Statement - Closing Price, all in accordance with the formulas described in Exhibit 3.7. The Post-Closing Adjustment Notice shall specify, in reasonable detail, the nature and amount of any adjustment in relation to the Closing Price.

3.8.1.        If the Purchasers do not send a Post-Closing Adjustment Notice, the Withheld Amount shall be paid to the Seller, in domestic currency and in immediately available funds, by means of electronic transfer of available funds - TED to the checking account owned by the Seller to be timely indicated in writing, within up to five (5) Business Days as of the end of the term mentioned in this Section 3.8, not being subject to further questioning by the Purchasers.

3.8.2.        In the event that the Purchasers send a Post-Closing Adjustment Notice, the items and amounts that have been included in the Calculation Statement - Closing Price, but which have not been objected to by the Purchasers in the Post-Closing Adjustment Notice shall become final and binding upon the Parties.

3.8.3.        The Seller shall, within thirty (30) Business Days of receipt of the Post-Closing Adjustment Notice, send written notice to the Purchasers stating its agreement (the “Agreement Notice”) or, in reasonable detail, its disagreement (the “Disagreement Notice”) with respect to the Post-Closing Adjustment. In the event that a Disagreement Notice is submitted by the Seller pursuant to the terms hereof (or in the event Seller fails to submit the Disagreement Notice within the period mentioned above), the Post-Closing Adjustment reported in the Post-Closing Adjustment Notice shall be the Final Post-Closing Adjustment for purposes of Section 3.8.6 below. Any items and amounts that have been included in the Post-Closing Adjustment Notice, but that are not timely objected to by the Seller in a Disagreement Notice under the terms provided for herein shall become final and binding with respect to the Parties, not being subject to questioning by the Seller in any case.

3.8.4.        Discussion Deadline. Within thirty (30) days following receipt of the Disagreement Notice by the Purchasers (the “Discussion Period”), the Parties shall resolve in good faith any disagreements they may have with respect to the Post-Closing Adjustment.

3.8.5.        Review by the Auditor. Upon expiration of the Discussion Period, if the Parties have not reached a consensus with respect to the Post-Closing Adjustment, the Seller or Purchasers may send a notice to the other Party requesting that the determination of the Post-Closing Adjustment be submitted to an Independent Audit Firm, to be engaged by the Purchasers, excluding those that, on the date of engagement, are the independent auditor of either Party or that have provided service to the Purchasers or Seller with respect to the preparation of the Post-Closing Adjustment or the Disagreement Notice, respectively (the “Auditor” and the “Auditor Notice”).

3.8.6.        Review Procedure. The Auditor shall be engaged by the Purchasers within five (5) Business

Days after receipt of the Auditor Notice by either Party. The Seller and Purchasers shall instruct the Auditor to make the final determination of the Post-Closing Adjustment in full compliance with the Accounting Practices and criteria used in the preparation of the Closing Balance Sheet (the “Final Post-Closing Adjustment”). The Parties shall cooperate with the Auditor during the period of its engagement. In the Final Post-Closing Adjustment, the Auditor shall be limited to choosing (a) only one amount from among those indicated in the proposals submitted by the Seller and Purchasers with respect to each disputed item in the Post-Closing Adjustment and/or the Disagreement Notice, as applicable, or (b) an amount that is in the range between the amounts indicated in the Post-Closing Adjustment and/or the Disagreement Notice with respect to each disputed item, and the Auditor may not choose an amount that exceeds the largest amount or is less than the smallest amount indicated in the Post-Closing Adjustment and/or the Disagreement Notice.

3.8.7.        The Final Post-Closing Adjustment shall become final and binding upon the Parties on the date the Auditor delivers its final determination in writing to the Parties (which final determination the Seller and Purchasers shall request to be delivered no later than thirty (30) days after its engagement), it being understood that the Auditor's final determination shall be final, conclusive, and binding upon the Parties, and shall not be subject to judicial or arbitral review or otherwise appealable or challengeable by the Parties, except for manifest mathematical error (the “Post-Closing Adjustment Determination Date”).

3.8.8.        The Parties hereby agree that any fees and expenses of the Auditor shall be borne by the Party whose proposed Post-Closing Adjustment is the closest to the Final Post-Closing Adjustment.

3.8.9.        Post-Closing Adjustment Payment. The Final Post-Closing Adjustment shall be paid by the Seller to the Purchasers within five (5) Business Days as of (a) the date of receipt by the Purchasers of an Agreement Notice on the terms provided for herein; or (b) the Post-Closing Adjustment Determination Date, in both cases net of any withholding or deduction of any Tax or bank fees, by setting off the Withheld Amount against the amount of the Final Post-Closing Adjustment, and the positive balance of such set-off, if any, shall be paid to the Seller in domestic currency and immediately available funds, by means of electronic transfer of available funds - TED to the checking account held by the Seller to be timely indicated in writing. If the Withheld Amount is insufficient to satisfy the payment of the Post-Final Closing Adjustment, the missing amount shall be paid by the Seller to the Purchasers within the same term herein provided by means of electronic transfer of available funds - TED to the current accounts held by the Purchasers to be timely indicated in writing, net of any withholding or deduction of any Tax or bank charges, in domestic currency and in immediately available funds.

3.9.           Guarantee. As a guarantee for the Purchasers' obligation to make payment in a timely and proper manner of the penalty provided in Section 10.1.1 below, the Purchasers shall deliver to the Seller on the date hereof an original of a bank letter of guarantee issued by a first class financial institution for the benefit of the Seller (the “Guarantee”), provided that, however, the Purchasers shall be exempt from posting the Guarantee if, as of the date hereof, any of the Purchasers has evidence of a credit rating not below S&P and Fitch “AA” or Moody's “A3”.

CHAPTER IV

CONDITIONS PRECEDENT

4.1.           Parties’ Conditions Precedent. The obligations of each of the Parties to consummate the Transaction are subject (i) to the fulfillment, on or before the Closing Date, of the following conditions precedent (which cannot be waived by the Purchasers and/or Seller); and (ii) to such conditions precedent remaining fulfilled on the Closing Date (the “Parties’ Conditions Precedent”):

(i)	Requirements of Law No. 11,101/05 and the Judicial Reorganization Plan. All requirements and formalities set forth in Law No. 11,101/05 and in the Judicial Reorganization Plan that are necessary for the Closing and consummation of the Transaction shall have been complied with, including with regard to the validity and legitimacy of the formation of the UPI Mobile Assets;

(ii)	Competitive Process. The legal time limit for filing any appeal shall have elapsed or, if an appeal has been filed, no judicial decision shall be in force receiving as supersedeas such appeals filed against (a) the decision providing judicial approval of the Amendment of the Judicial Reorganization Plan; and/or (b) the court decision ratifying the winning bid of the Competitive Process, pursuant to the Amendment to the Judicial Reorganization Plan and Law No. 11,101/05;

(iii)	CADE Approval. The competent authorization for consummation of the Transaction shall have been obtained, by the General Review Board and/or by the CADE Court, as applicable, pursuant to Section 5.3, and verification of the final and unappealable decision with regard to such authorization, herein understood as being, as the case may be, (a) elapse of fifteen (15) days from the publication of the decision of CADE's General Review Board, without any appeals by third parties having been filed within this period or an avocation by the CADE Court having occurred, pursuant to the Law; or (b) in the event that the Transaction is analyzed by the CADE Court, the publication of its final decision, considering any motions for clarification filed, pursuant to the Law (in any event, the “Approval by CADE”);

(iv)	Prior consent of ANATEL. Obtainment of the prior consent for the consummation of the Transaction from ANATEL, pursuant to Section 5.3 and to the applicable Law (“Prior Consent from ANATEL”);

(v)	Laws and Decisions. No competent Governmental Authority has issued an Act or Decision in force and effect that would render the acts of the Closing unlawful or otherwise prevent its consummation; and

(vi)	Oi Móvel Merger. Approval, by December 31, 2021, by the Extraordinary General Meetings of Shareholders of Oi Móvel and the Oi Group Takeover Company, pursuant to Section 5.6 of this Agreement, of the merger of Oi Móvel into the Oi Group Takeover Company, it being understood and agreed that, in the event such merger is not approved by the Extraordinary General Meetings of Shareholders of Oi Móvel and the Oi Group Takeover Company by December 31, 2021, and provided that all other Seller's Conditions Precedent have been complied with (or waived, in writing) in accordance with the terms provided for herein, then the Seller shall be obligated to complete the Closing and consummate the Transaction in accordance with the terms provided for herein, regardless of the merger of Oi Móvel into the Oi Group Takeover Company.

4.2.           Seller’s Conditions Precedent. The Seller's obligation to consummate the Transaction is subject to (i) the fulfillment, on or prior to the Closing Date, of each of the following conditions (unless waived, in writing, in whole or in part, by the Seller, in its free and sole discretion); and (ii) that each such condition precedent remains fulfilled (or waived, in writing, in whole or in part, by the Seller, at its free and sole discretion) on the Closing Date (the “Seller's Conditions Precedent”):

(i)	Representations and Warranties. The representations and warranties provided by the Purchasers referred to in Sections 7.2.1 through 7.2.3 of Exhibit 7.2 to this Agreement have remained true, complete, and correct as of the date of execution of this Agreement and through the Closing Date, as though reaffirmed on the Closing Date (except in the case of any representation or warranty which, in accordance with its terms, is made with respect to another date expressly specified therein);

(ii)	Fulfillment of Obligations. The obligations assumed by the Purchasers under this Agreement have been fully performed; and

(iii)	Corporate Approvals. Obtainment, by the Purchasers, of all corporate approvals necessary for the consummation of the Transaction, as indicated and described in Exhibit 4.2(iii).

4.3.           Purchasers’ Conditions Precedent. The obligation of the Purchasers to consummate the Transaction is subject (i) to the satisfaction, on or prior to the Closing Date, of each of the following conditions (unless waived, in writing, in whole or in part, by the Purchasers, at their sole and exclusive discretion); and (ii) to whether each such condition precedent remains satisfied (or waived, in writing, in whole or in part, by the Purchasers, at their sole and exclusive discretion) on the Closing Date (the “Purchasers' Conditions Precedent” and, together with the Parties' Conditions Precedent and the Seller's Conditions Precedent, the “Conditions Precedent”):

(i)	Representations and Warranties. The Fundamental Oi Group Representations and Warranties have remained true, complete, and correct and the other representations and warranties of Oi Group Companies have remained true, complete, and correct in all material respects as of the date of execution of this Agreement and until the Closing Date, as though restated on the Closing Date (except in the case of any representation or warranty that, in accordance with its terms, is made with respect to another date expressly specified therein or that has been updated pursuant to Section 7.1.1);

(ii)	Fulfillment of Obligations. The obligations assumed by the Oi Group Companies under this Agreement have been fully complied with;

(iii)	Third-Party Authorizations. Obtainment, by the Oi Group Companies, as applicable, of all prior authorizations (or waivers) from third parties necessary for the completion of the Transaction, including the Corporate Reorganization, as indicated and described in Exhibit 4.3(iii);

(iv)	Corporate Reorganization. Completion of all acts of the Corporate Reorganization described in Section 5.2, such that, on the Closing Date, and without prejudice to the provisions of Section 2.1.4: (a) the respective assets of the Mobile SPEs are composed of the UPI Mobile Assets, Obligations, and Rights to be transferred to the corresponding Purchasers, pursuant to Section 5.2, subject to the provisions of Section 2.1.4; (b) the Mobile SPEs are operating the UPI Mobile Assets, Obligations, and Rights granted to them pursuant to Section 5.2, in the Ordinary Course of Business, with all necessary Licenses, registrations, authorizations, and consents, pursuant to the Legislation in force, in an isolated and independent manner from the Oi Group except for the use of the services and goods subject to the Ancillary Operating Agreements provided that, however, in the event that the Seller complies with all of its Minimum Segregation Obligations as per the Segregation and Division Plan (prepared pursuant to the Law, in particular ANATEL regulations) and, notwithstanding such compliance, the implementation of the Segregation and Division Plan is not completed by December 31, 2021, and provided that all other Parties’ Conditions Precedent and the Buyers have been complied with (or waived, in writing) as provided for herein, then the Purchasers shall be obligated to complete the Closing and consummate the Transaction, as provided for herein.

(v)	Absence of Material Adverse Effect. No Material Adverse Effect has occurred by the Closing Date; and

(vi)	Base Price Adjustment. The Seller shall have prepared and delivered to the Purchasers, in accordance with Section 3.2 of this Agreement, the Closing Balance Sheet of each Mobile SPE, the Closing Income Statement, and the Calculation Statement - Closing Price.

4.4.           Verification. Once the Conditions Precedent have been fulfilled and verified (or waived, as applicable), either Party shall notify (providing reasonably supportive documents, as applicable) the other Party, no later than five (5) days from the date on which all Conditions Precedent have been verified (or waived, as applicable), reporting that the Conditions Precedent have been fulfilled and verified (or waived, as applicable) for the purposes of convening them for the Closing, subject to the provisions of CHAPTER VI.

CHAPTER V

OBLIGATIONS PRIOR TO THE CLOSING

5.1.           Cooperation. Each of the Parties, as applicable, undertakes to: (a) take all actions necessary to comply with the obligations set forth in this Agreement, therein signing all instruments and documents required for the consummation of the Transaction provided for herein and using its best efforts so that the Closing occurs as soon as possible, subject to the provisions of Section 10.1; (b) subject to the provisions of Section 5.3.1 below, meet any requirements of Governmental Authorities, in order to enable the consummation of the Transaction, within the shortest possible time and with minimal damage to the UPI Movable Assets, Obligations, and Rights and the activities of those involved; (c) perform the acts and adopt the measures incumbent upon it, according to this Agreement, as well as endeavor to expend reasonable efforts and cooperate with the other Parties, so that the Conditions Precedent are fulfilled and verified within the shortest possible time, being also obliged to take the applicable measures to keep the other Parties informed about the verification of the Conditions Precedent; (d) report to the other Parties the occurrence of any act, fact, or omission that may have a material impact on the verification, or lack thereof, of any of the Conditions Precedent that comes to its Knowledge, within up to five (5) Business Days after such Knowledge; (e) refrain from taking any action or performing any act that may hinder the consummation of the Transaction, including non-recognition, in bad faith, of verification of compliance with the Conditions Precedent; and (f) the Seller shall take or cause to be taken all actions and perform all acts necessary, at its own expense, so that, between the date of execution of the Agreement and the Closing Date, the procedures set forth in Exhibit 5.1 have been duly observed. All acts provided for under this Section shall be performed in strict compliance with the limitations of the applicable Laws, including Law No. 12,529/11, regulations, and guides issued by CADE and the Antitrust Protocol.

5.1.1.        Right to Information. The Parties agree that, between the date of execution of this Agreement and the Closing Date, the Oi Group Companies shall cause: (a) the Purchasers to be informed of the declaration of dividends, profit sharing, or interest on shareholders' equity by Oi Móvel and/or the Mobile SPEs; (b) by the date of the UPI Mobile Assets Segregation, the Purchasers to receive quarterly income statements from Oi Móvel, prepared in accordance with the Accounting Practices, reviewed by an Independent Audit Firm, subject to the legal deadlines for disclosure of quarterly financial information applicable to Oi; (c) within thirty (30) days of the UPI Mobile Assets Segregation, the Seller delivers to the Purchasers the Formation Balance Sheet of each of the Mobile SPEs prepared in accordance with the Accounting Practices and audited by an Independent Audit Firm; (d) from the UPI Mobile Assets Segregation date until the Closing Date, the Seller delivers to the Purchasers the monthly Income Statements and Balance Sheets of the Mobile SPEs prepared in accordance with the Accounting Practices; and (e) the information contemplated in Exhibit 5.1.1 is provided to the Purchasers pursuant to the terms and conditions of the Antitrust Protocol executed by the Parties. The documents and information referred to herein shall be provided to the Purchasers pursuant to the terms and conditions of the Antitrust Protocol executed by the Parties.

5.2.           Corporate Reorganization. The Oi Group Companies shall perform or cause to be performed, as the case may be, any and all acts necessary to, within ninety (90) days from the date of obtaining the Approval by CADE or ANATEL's Prior Consent (whichever occurs last): (i) perform, pursuant to articles 7 and 8 of the Brazilian Corporations Law, the transfer to the capital stock of the Mobile SPEs (drop down) of the UPI Mobile Assets, Liabilities, and Rights (the “Corporate Reorganization”); and (ii) formalize the transfer, by virtue of the Corporate Reorganization, of the UPI Mobile Assets, Liabilities, and Rights to the Mobile SPEs, subject to the provisions of Section 2.1.4, so that, at the end of such term, the Mobile SPEs are operating all the activities currently conducted by Oi Móvel through the UPI Mobile Assets, Obligations, and Rights without a break in continuity and maintaining the conditions under which they are currently operated, in an isolated and independent manner from the Oi Group, except for the provisions of this Agreement, with all the necessary Licenses, registrations, authorizations, and consents in this regard (with such moment being referred to in this Agreement as “UPI Mobile Assets Segregation”). For clarification purposes, all assets, liabilities, obligations, and rights of Oi Group that are not expressly listed as UPI Mobile Assets, Obligations, and Rights in the form of Exhibit 2.1.1 shall not be included in the UPI Mobile Assets, shall not be part of the Transaction, were not considered in the Purchase Price of the Shares, and the Transition Services and, therefore, shall not be transferred to the Mobile SPEs, except if expressly authorized by the Purchasers under this Agreement.

5.2.1.        The Parties agree that the Corporate Reorganization: (i) shall not violate any Law or any provision of the Judicial Reorganization Plan or the Public Notice; (ii) shall not imply the creation or transfer to the Mobile SPEs of any obligations, Encumbrances, Liabilities, or contingencies other than those indicated in Exhibit 2.1.1; and (iii) shall comply with all provisions contained in the Segregation and Division Plan prepared and submitted by the Purchasers and incorporated herein pursuant to Section 2.1.4, without prejudice to the provisions of Section 5.2.4 below.

5.2.2.       The Parties agree that the Seller shall bear all costs and expenses related to the Corporate Reorganization, without prejudice to the Purchasers' obligation to bear the costs related to the implementation of any Segregation and Division Plan pursuant to Section 2.1.4, to the extent it exceeds the costs that would otherwise be incurred to implement the Corporate Reorganization.

5.2.3.        The Parties may update, in good faith and by mutual agreement, the information set forth in Exhibit 2.1.1 to add and/or delete certain UPI Mobile Assets, Obligations, and Rights, provided that such updates shall not affect any of the provisions set forth in CHAPTER III, nor the absence of succession by the Purchasers in any Liabilities or Obligations of the Oi Group, whether of an environmental, labor, tax, social security, civil, regulatory, administrative, anti-corruption, criminal, or commercial nature.

5.2.4.        Subject to the provisions of Sections 2.1.4 and 4.3(iv) hereof, the Seller shall, prior to the Closing Date, take or cause to be taken all the steps and perform, at a minimum, all the acts set forth in Exhibit 5.2.4 hereto so that each Mobile SPE may operate the UPI Mobile Assets, Obligations, and Rights without a break in continuity, even if the UPI Mobile Assets Segregation is not fully implemented (the “Minimum Segregation Obligations”).

5.2.4.1.     Subject to the provisions of Section 2.1.6, in the event the Closing occurs (i) after the period of ninety (90) days as of the obtainment of the later between the Approval by CADE or ANATEL's Prior Consent, or (ii) on December 31, 2021 (whichever occurs last between (i) and (ii), or, further, the date that is agreed upon among the Parties pursuant to Section 2.1.7 without the Seller having implemented the UPI Mobile Assets Segregation in its entirety (but has implemented the Minimum Segregation Obligations), the Seller shall now bear one-half of the costs of the Segregation and Division Plan incurred since then, which may be deducted from any amount that the Seller has receivable from the Purchasers.

5.2.5.        The Parties agree that the Transaction shall involve the termination and rehiring by the Mobile SPEs of employees of Oi Móvel. The forms of dismissal, rehiring, and allocation of employees to each Mobile SPE shall be set out in the Segregation and Division Plan.

5.2.5.1.     The Parties agree that any disbursements, costs, and expenses incurred by the Seller and/or the Oi Group Companies in connection with the termination and rehiring by the Mobile SPEs of the employees of Oi Móvel, including any severance pay, shall be fully reimbursed by the Purchasers and paid to the Seller within thirty (30) days from the date of the notice sent by the Seller to the Purchasers reporting the termination and rehiring by the Mobile SPEs, limited to twenty-five million Brazilian Reais (R$25,000,000.00). For the purposes of this Section, the Seller shall prepare a report of the costs incurred in connection with such terminations and submit it to the Purchasers within fifteen (15) days after the discharge of such employees.

5.3.           Submission of the Transaction to the Competent Authorities. The Purchasers shall prepare preliminary versions of the drafts of the merger notice form to CADE and of the request for prior consent to ANATEL (the “Pre-filing Drafts”), as well as schedule prior face-to-face meetings with such authorities prior to the definitive submission of this Transaction (the “Pre-filing Meetings”), in order to present the main aspects of the Transaction and discuss essential information for analysis thereof by the aforementioned authorities. The Seller undertakes to provide, on a timely basis, the information necessary for the preparation of the drafts. The Pre-filing Drafts shall be pre-submitted to the Seller for confirmation regarding the accuracy of their information, and the Pre-filing Meetings shall be attended by its representatives, unless the pre-filing submission or meeting attendance is waived in writing by the Seller in its sole discretion. The Pre-filing Drafts shall be submitted in advance by the Purchasers to such authorities by email (or other form potentially requested by the authority) in preparation for the Pre-filing Meetings, which shall be scheduled on a confidential basis as soon as all the information necessary for the submission of the Transaction to the respective authorities is available to the Purchasers. In the period between the date of the first Pre-Filing Meeting and the final submission of the Transaction to CADE and ANATEL, the Purchasers shall keep the authorities informed, periodically, by e-mail, regarding the progress of the notice and request for preliminary approval, as well as regarding the answers to the questions formulated by the authorities. Once the completeness of the concentration act notice form for CADE and the request for prior consent by ANATEL is verified, the Purchasers shall formally submit the present Transaction to the aforementioned authorities immediately, with formal authorization for CADE (waiver) to initiate the review of the concentration act before the publication of the respective Notice. The Parties shall use their best efforts to keep the pre-filing period short so that formal submission takes place as soon as possible.

5.3.1.        The Parties establish that the Purchasers shall be the only Parties responsible for taking all measures necessary, always acting diligently, and at their own expense, to obtain the CADE Approval and the Prior Consent from ANATEL as soon as possible, herein undertaking to present any and all reasonable remedies and/or conditions that such Governmental Authorities deem necessary to obtain the respective approvals and complete the Transaction, subject to the provisions of Sections 5.3.5 and 10.1.1 below, including within the scope of the implementation of the Segregation and Division Plan submitted by the Purchasers pursuant to Section 2.1.4. The Purchasers shall keep the Seller informed of each submission process performed, including any and all communications forwarded to or received from such Governmental Authorities, including those that may require impositions, restrictions, or limitations on the intended Transaction and implementation of the Segregation and Division Plan. The Purchasers shall promptly comply with any and all requests that they deem reasonable from such Governmental Authorities, and in no event may they comply with such requests after the time period established by the applicable Laws.

5.3.2.        The Oi Group Companies undertake to instruct their officers and directors to cooperate with the Purchasers in the submission of information in their possession that is reasonably necessary for such submission, as requested by the Purchasers. Among the information required, confidential and/or competitively sensitive information shall be clearly indicated by the Oi Group Companies as such to be exchanged in accordance with the restrictions of the Antitrust Protocol.

5.3.3.        All costs and expenses related to the procedure for approval of the Transaction by CADE and ANATEL shall be borne by the Purchasers, except for expenses with attorneys and any other advisors hired by the Seller, which shall be borne by the Seller.

5.3.4.        At its discretion, the Seller may be represented by outside counsel in the record of the reporting of the Transaction to CADE or within the scope of the reporting process of the Transaction to ANATEL, and the Seller's representatives shall always be invited to participate in the Purchasers' interactions related to the process of obtaining approval for the Transaction from CADE and ANATEL when the Transaction and the Segregation and Division Plan are to be presented as a whole to CADE and ANATEL or when the Seller's participation is necessary or convenient for obtaining the approval, and the Seller and its counsel shall be informed of the aforementioned meetings with such Governmental Authorities as soon as the Purchasers and their counsel become aware of the scheduled meetings, in order to make such participation feasible, except when the matters exclusively pertaining to the Purchasers are involved. However, in leading the interactions with CADE and ANATEL, the Purchasers shall not require the Seller's approval for the submission of any responses, documents, or information to such Governmental Authorities. The Purchasers undertake, however, to share with the Seller in advance the documents to be submitted to said Governmental Authorities for acknowledgement and for confirmation of the accuracy of the information submitted. In this latter event, the Seller shall use its best efforts, provided that it is received with reasonable notice, to verify the information and to confirm and/or correct any information prepared by the Purchasers, as well as submit any comments it deems pertinent to better defend the interests of the Parties, Oi Móvel, and the Mobile SPEs before CADE and ANATEL.

5.3.5.        In the event that CADE and/or ANATEL deem necessary the imposition of structural restrictions (whether by means of disposal of assets, return of Licenses, or others that affect the ownership of the radio frequencies acquired), as a condition for granting CADE Approval and/or ANATEL's Prior Consent, respectively, including in the scope of the implementation of the Segregation and Division Plan potentially submitted by the Purchasers pursuant to Section 2.1.4, the Purchasers shall be obligated to interact with such Government Authorities in good faith and with diligence, aiming to identify the minimum level of structural restrictions required and proposing the restrictions sufficient to eliminate, in a consensual manner, the concerns identified in the approval processes of the Transaction. The implications of the restrictions required by CADE and/or ANATEL or, further, negotiated by the Purchasers with such Governmental Authorities, shall depend on (a) the type of asset whose divestiture is required by CADE and/or ANATEL; and (b) the impact that any assets to be divested shall have on the potential generation of Net Revenues of the business comprised of the UPI Mobile Assets, Obligations, and Rights, subject to the following parameters:

(i)	if it is necessary to divest or return any assets and/or businesses of any nature (including businesses that include, in whole or in part, authorizations or licenses for the use of radio frequencies), owned or operated by the Purchasers or their Subsidiaries (i.e., assets outside the perimeter of the UPI Mobile Assets, Obligations, and Rights - the “Non-Parameter Assets”), then the Purchasers shall not be obligated to make such divestments or returns, nor to consummate the Transaction, nor to pay to the Seller the penalty provided for in Section 10.1.1 below;

(ii)	provided that the Purchasers do not exceed, with the acquisition of the UPI Mobile Assets, Obligations, and Rights, the limits of use of radio frequency bands set forth in Resolution No. 703 of ANATEL, of November 1, 2018, in the event that by a decision by CADE and/or ANATEL requires divestiture or return of assets and/or businesses that include, in whole or in part, authorizations or Licenses for use of radio frequency, which are part of the perimeter of the UPI Mobile Assets, Obligations, and Rights, then the Purchasers shall not be obligated to carry out said divestitures or returns, nor to consummate the Transaction, but shall pay to the Seller the penalty provided for in Section 10.1.1 below;

(iii)	if between the execution date of this Agreement and the Closing Date there is a change in Resolution No. 703 of ANATEL, dated November 1, 2018, that reduces the scope of the limits of use of the radio frequency band in effect on such date and, therefore, the Purchasers exceed such limits and a decision by CADE and/or ANATEL requires divestiture or return of assets and/or businesses that include, in whole or in part, authorizations or Licenses for use of radio frequency, which are part of the perimeter of the UPI Mobile Assets, Obligations, and Rights, then the Purchasers shall not be obligated to carry out said divestitures or returns, nor to consummate the Transaction, nor pay to the Seller the penalty provided for in Section 10.1.1 below;

(iv)	in the event that it is necessary to divest assets and/or businesses within the perimeter of the UPI Mobile Assets, Obligations, and Rights, different from authorizations or licenses for use of radio frequency, whose Net Revenue generated in the fiscal year immediately preceding the fiscal year of the date of execution of this Agreement correspond, in the aggregate, to twenty-five percent (25%) or less of the Net Revenue generated by the whole business made up of the UPI Mobile Assets, Obligations, and Rights in the same period, the Purchasers shall be obligated to comply with the restriction imposed or make the offer of assets in this amount to obtain the CADE Approval and/or the Prior Consent of ANATEL, having also the obligation to consummate the Transaction, provided that the other conditions precedent provided for in CHAPTER IV above are verified;

(v)	in the event that it is necessary to divest assets and/or businesses within the perimeter of the UPI Mobile Assets, Obligations, and Rights, different from authorizations or licenses for use of radio frequency, whose Net Revenue generated in the fiscal year immediately preceding the fiscal year of the date of execution of this Agreement correspond, in the aggregate, more than twenty-five percent (25%) of the Net Revenue generated by the whole business made up of the UPI Mobile Assets, Obligations, and Rights in the same period, the Purchasers shall not be obligated to divest at these levels or to consummate the Transaction, it being understood that, in the event Purchasers decide: (a) not to make an alternative offer of restrictions; or (b) to make an alternative offer of restrictions that is not accepted by CADE and/or ANATEL, preventing the consummation of the Transaction, the Purchasers shall be obligated to pay Seller the penalty set forth in Section 10.1.1 below; and

(vi)	if any restriction of the non-competition obligation set forth in Section 9.4 is imposed, the Purchasers shall not be obligated to accept the restrictions or to consummate the Transaction, it being understood that, in the event Purchasers decide: (a) not to make an alternative offer of restrictions; or (b) to make an alternative offer of restrictions that is not accepted by CADE and/or ANATEL, preventing the consummation of the Transaction, the Purchasers shall be obligated to pay Seller the penalty set forth in Section 10.1.1 below.

5.3.5.1.     For the sole and exclusive purposes of interpretation of how the Purchasers' right set forth in Section 5.3.5 to not consummate the transaction may be exercised with the payment or nonpayment of the penalty set forth in Section 10.1.1 below (and without prejudice to the option of the Purchasers to exercise the right set forth in Section 5.3.5 (i) above), in the event CADE and/or ANATEL deem necessary the divestiture of assets of a certain nature, but do not specify whether such assets are among the UPI Mobile Assets, Obligations, and Rights or among the Assets Outside the Perimeter, for the exclusive purposes of the provisions in items (i) to (v) of Section 5.3.5 above, the Purchasers shall begin the calculation of the divestiture by the UPI Mobile Assets, Obligations, and Rights of the same nature subject of the decision of CADE and/or ANATEL and, only after, and if necessary to fully comply with the determination of these bodies, include the Assets Outside the Perimeter that are of the same nature, and, for the definition of the nature of the assets, the following criteria shall be used (i) for clients and other assets (such as towers, etc. - except authorizations or Licenses for use of radio frequencies), the criteria shall be location (Registration Area - “RA”); and, (ii) for authorizations or Licenses for use of radio frequency, the criterion shall be the spectrum band, within the same RA.

5.3.6.        The Parties clarify that the imposition of any remedies or restrictions on the Transaction by CADE and/or ANATEL shall not affect or imply change, in any event, in the Parties' obligations set forth herein, nor in the price provided for in this Agreement for the acquisition of the UPI Mobile Assets.

5.3.7.        In the event of an unappealable administrative decision by CADE and/or ANATEL to the effect of rejection of the Transaction, this Agreement shall be terminated by operation of law, without there being due any indemnity from Party to Party for such fact, however, the Purchasers shall (i) pay Seller the penalty provided for in Section 10.1.1, and (ii) fully bear the costs that may be incurred by the Seller exclusively necessary for the reversal of the stages of the Segregation and Division Plan that may have already been implemented, subject to the preparation, by the Seller, of a budget to be submitted to and approved by the Purchasers, whose approval shall not be unjustifiably denied.

5.3.8.        Specific rules regarding the submission of the Transaction to CADE and ANATEL.

5.3.8.1.     During the period in which the Transaction is under review by CADE and ANATEL (and until it is approved), the Parties undertake to maintain and preserve the current market conditions, under the terms provided for in the applicable Law.

5.3.8.2.     Once CADE and ANATEL believe they have satisfied any restrictions that may have been imposed by such authorities for the Closing of the Transaction, the Parties shall perform the Closing within the shortest possible time period to be agreed upon among the Parties, subject to the provisions of Sections 5.2 and 6.1, it being understood that the Closing shall to continue to be subject to compliance (or waiver, as applicable) of the other Conditions Precedent provided for in this Agreement.

5.3.8.3.     The Parties undertake to fully cooperate with each other in the provision of all information, data, and documents to be submitted to CADE and ANATEL, therein offering, within a reasonable time and compatible with the fulfillment of the obligations agreed upon herein, the information, data, and documents reasonably necessary to obtain CADE Approval and ANATEL's Prior Consent, during all phases of the process, making their best efforts to obtain the approval of the Transaction without restrictions.

5.4.           Regular Course and Conduct of the Business. The Oi Group Companies agree, as of the date hereof until the Closing Date, to cause Oi Móvel and/or the Mobile SPEs, as applicable, to conduct their operations and activities with care and diligence, in compliance with the Ordinary Course of Business and the Law, provided that: (a) Oi Móvel (and/or its successors), as of the date hereof until the Closing Date; and (b) the Mobile SPEs, as of their incorporation and until the Closing Date, may not resolve on or practice, and the Oi Group Companies agree to cause Oi Móvel or the Mobile SPEs, as applicable, not to resolve on or practice, any of the acts listed below, provided that such acts impact, directly or indirectly, on the UPI Mobile Assets, Obligations, and Rights. For clarification purposes, the resolution or practice of any acts by Oi Móvel and the Mobile SPEs, as applicable, is expressly permitted, even if they are listed below, provided that such acts (aa) are carried out for the exclusive purpose of enabling the implementation of the Corporate Reorganization provided for in this Agreement; (bb) are carried out for the exclusive purpose of enabling the participation of the Oi Group Companies in the 5G/700MHz Auction; (cc) are provided for in this Agreement or in the Judicial Reorganization Plan (and provided that they are not expressly prohibited by this Agreement), or (dd) otherwise have been previously authorized in writing by the Purchasers (in this case, subject to the provisions of Section 5.4.1).

(i)	significantly and unreasonably alter the accounting, tax, labor, operational, and/or business standards, methods, criteria, procedures, records, and practices (including, without limitation, the proportion of Value-Added Services (VASs) revenue over telecom services) used by Oi Móvel and/or the Mobile SPEs, as applicable, which must always comply with the Law;

(ii)	dispose, in any way, of the UPI Mobile Assets, Obligations, and Rights or create any Encumbrances over the UPI Mobile Assets, Obligations, and Rights (including selling, promising to sell, assigning, promising to assign, or otherwise transferring, encumbering, or promising to transfer or encumber such UPI Mobile Assets, Obligations, and Rights);

(iii)	approve or allow Oi Móvel and/or the Mobile SPEs, as applicable, to issue shares of any kind or class, or other securities of any kind, notably debentures, convertible or not, beneficiary parts, subscription warrants, or that grant stock options to management and/or third parties, profit-sharing rights, or, further, reduce the capital stock;

(iv)	approve or implement any transformation, merger, spin-off, take-over (including the transfer of shares), capitalization of a company by means of contribution and contribution of assets (drop down) or any other form of corporate reorganization involving Oi Móvel, the Mobile SPEs, their Affiliates, and/or the UPI Mobile Assets, Obligations, and Rights, as well as their liquidation or dissolution, or the sale or disposal of substantially all of their assets;

(v)	acquire, in any capacity, any equity interest or enter into an investment agreement, shareholder or quotaholder agreement, or even a consortium or joint venture agreement that may impact the UPI Mobile Assets, Obligations, and Rights;

(vi)	enter into any agreement that provides for the purchase and sale, endorsement, transfer, or exercise of voting rights of shares representing the capital stock of Oi Móvel and/or the Mobile SPEs, as applicable, or that affects them in any way;

(vii)	approve or implement a material change, termination, or return of any License from any Governmental Authority necessary for the operation and maintenance of the UPI Mobile

Assets, Obligations, and Rights;

(viii)	contract, whether in a single transaction or series of transactions, any type of indebtedness with third parties in an amount exceeding one hundred million Brazilian Reais (R$ 100,000,000.00) and contract, whether in a single transaction or series of transactions, any type of indebtedness with Related Parties (except for the Mobile SPEs, which may not be parties in debt transactions) in an amount exceeding two billion Brazilian Reais (R$ 2,000,000,000.00);

(ix)	grant forgiveness, cancellation, novation, waiver, or release of any debts, claims or rights of Oi Móvel and/or the Mobile SPEs, as applicable, in an amount exceeding, individually or jointly, twenty million Brazilian Reais (R$20,000,000.00);

(x)	sell, assign, transfer, or license, for consideration or free of charge, any Intellectual Property rights related to, used in, or necessary for the operation of the UPI Mobile Assets, Obligations, and Rights as currently operated;

(xi)	enter into, terminate, assign, or modify in any way any type of contract that may be considered a Material Agreement, except if in the Normal Course of Business and provided that it is entered into at arm's length;

(xii)	enter into new Sharing Agreements or Lease Agreements with third parties (including Related Parties) related to the UPI Mobile Assets, Obligations, and Rights, except for the Oi Sharing Agreement with UPI Torres attached to the proposal accepted on July 18, 2020, by Oi in the competitive process for the disposal of UPI Torres and disclosed in the Judicial Reorganization Plan;

(xiii)	amend the terms and conditions of the Sharing Agreements or Lease Agreements currently in force relating to the UPI Mobile Assets, Obligations, and Rights;

(xiv)	enter into any commitment or settlement in any administrative or judicial proceedings, including settlement agreements, involving Oi Móvel and/or the Mobile SPEs, as applicable, in an individual amount in excess of twenty million Brazilian Reais (R$20,000,000.00), or entailing commitments and/or obligations of continued compliance for Oi Móvel and/or the Mobile SPEs, as applicable;

(xv)	declare, pay, distribute, and/or credit any dividends, profit-sharing or interest on equity, or return, on any basis, assets or amounts to the shareholders of Oi Móvel and/or the Mobile SPEs, as applicable, in an aggregate amount exceeding one billion Brazilian Reais (R$1,000,000,000.00) or in accordance with Oi Móvel's past practices, it being understood that such distribution shall not materially adversely impact on the Oi Companies' ability to comply with the obligations set forth in this Agreement;

(xvi)	commence any new business related to the UPI Mobile Assets, Obligations, and Rights or carry out, in the Mobile SPEs, any activity or operation other than the development of the mobile telephony business through the UPI Mobile Assets, Obligations, and Rights;

(xvii)	hire or cause to be hired in the Mobile SPEs, officers, directors, or employees other than those listed in Exhibit 5.4(xvii), increase or change their remuneration at the Mobile SPE, or create or change benefit packages or plans for them after their hiring by the Mobile SPEs;

(xviii)	execute new agreements and/or renew, amend, or extend the validity period of any agreement with any shareholder or with any Related Party, except if in the Normal Course of Business and provided that it is entered into under market conditions and provided that such agreement may be terminated at any time as of the Closing Date without charge to the Purchasers or the Mobile SPEs;

(xix)	perform any act or assume any obligation or make any extraordinary investment that materially and adversely deviates from the budget of Oi Móvel or the Mobile SPEs, as applicable;

(xx)	make, whether in a single transaction or series of transactions, investments that may result in annual CAPEX exceeding one billion Brazilian Reais (R$ 1,000,000,000.00); and

(xxi)	agree to, or undertake to, or adopt or authorize, including via the exercise of voting rights, any of the acts provided for in this Section.

5.4.1.        For the purposes of item “dd” of Section 5.4 above, the Seller shall notify Purchasers in writing of the need for resolution and/or performance of any act listed in Section 5.4, therein indicating the reason and submitting any documentation necessary to prove such need. The Purchasers shall have up to ten (10) Business Days as of the sending of such communication by the Seller to respond authorizing or not allowing the resolution and/or performance of the act in question, it being understood that: (a) the Purchasers may not prevent the resolution and/or refuse to perform any act without justification; and (b) the lack of response by the Purchasers within the period provided for herein shall be interpreted as tacit authorization, and the Seller shall be allowed to decide on and/or perform the act in question, without such act giving rise to any right of indemnity for the Purchasers.

5.4.2.        For the purposes of clarification, subject to the provisions of Section 5.4 above, any acts, facts, or resolutions, or any other events or decisions that may be made by Oi Móvel or the Mobile SPEs strictly related to the participation of the Oi Group Companies in the 5G/700MHz Auction shall be deemed to have been carried out in the Normal Course of Business.

5.4.3.        As of this date and until the Closing Date, (a) the Oi Group Companies shall ensure that Oi Móvel and the Oi Mobile SPEs, as applicable, do not engage in any act that may materially impact on Oi Móvel's reputation and relationship with suppliers, distributors, and other Persons that have material commercial relations with Oi Móvel and/or the Oi Mobile SPEs, as applicable; and (b) the Oi Group Companies shall keep the Purchasers informed about the compliance with the obligations undertaken in this Section 5.4, immediately notifying them of the occurrence of: (x) any change in the Normal Course of Business of Oi Móvel and/or the Mobile SPEs, as applicable; or (y) any act or fact that may materially adversely affect the UPI Mobile Assets, Obligations, and Rights; or (z) any fact that implies an incorrigible breach by the Oi Group Companies of the representations and warranties provided pursuant to Section 7.1 below or the occurrence of a Material Adverse Effect.

5.5.           Telemar Merger. The Purchasers agree that, at any time after this date, Oi, as the shareholder representing the entire capital stock of Telemar, may (but shall not be obligated to) convene extraordinary general shareholders' meetings of Telemar and Oi, respectively, pursuant to their respective Bylaws and applicable Laws, to resolve on the approval of the merger of Telemar by Oi, pursuant to article 227 of the Brazilian Corporations Law, which shall result in the extinguishment of Telemar and cancellation of the shares issued by the company, with the assignment of all of the shares held by Telemar in Oi Móvel (or its successor company by reason of the merger contemplated in Section 5.6) to Oi. In the event of merger of Telemar by Oi, Oi shall succeed Telemar in all of its rights and obligations, including those under this Agreement, and shall (1) perform all acts and execute all instruments necessary to formalize the transfer of Telemar's rights and obligations by virtue of the merger, and (2) send to the Purchasers copies of the minutes of the extraordinary meetings of shareholders provided for herein, duly registered with the competent Boards of Trade, as well as other documents that may be reasonably required by the Purchasers for confirmation of compliance with such formalities.

5.6.           Oi Móvel Merger. As soon as possible, but in any event within thirty (30) Business Days of the Segregation of UPI Mobile Assets, Oi shall cause to be convened Extraordinary General Meetings of Shareholders of Oi Móvel and the Oi Group Takeover Company, pursuant to their respective bylaws and applicable Laws, to resolve on the approval of the merger of Oi Móvel by the Oi Group Takeover Company, pursuant to article 227 of the Brazilian Corporations Law, which shall result in the extinguishment of Oi Móvel and cancellation of the shares issued by the company, with the attribution of all of the shares held by Oi Móvel in the Oi Móvel SPEs to the Oi Group Takeover Company. The Oi Group Takeover Company shall succeed Oi Móvel in all of its rights and obligations, including those set forth in this Agreement, and shall (1) perform all acts and execute all instruments necessary to formalize the transfer of Oi Móvel's assets, rights, and obligations by virtue of the merger; and (2) send to the Purchasers copies of the minutes of the extraordinary general meetings of shareholders provided for herein, as well as the Merger Memorandum and the respective valuation reports duly registered with the competent Boards of Trade, as well as other documents that may be reasonably required by the Purchasers to confirm compliance with such formalities. Except in the event that the merger of Oi Móvel does not occur by the Closing Date, upon the implementation of the merger of Oi Móvel, the Oi Group Takeover Company shall be the universal successor in all obligations of Oi Móvel and shall become the Seller, for all purposes of this Agreement. Until the implementation of the merger of Oi Móvel, Oi and Telemar are joint and several guarantors of all of Oi Móvel's obligations under this Agreement.

CHAPTER VI

CLOSING

6.1.           Closing and Closing Acts. The Parties undertake to (a) on the last Business Day of the month in which all Conditions Precedent are met and/or waived (as applicable), or on the last Business Day of the month following such finding or waiver, if this occurs after the twentieth (20th) day of the month, or (b) on another date that may be agreed upon in advance by the Parties in writing (the “Closing Date”), appear at a place and time to be mutually agreed upon by the Parties and perform the following acts (the “Closing Acts”), which shall be deemed to have occurred simultaneously (the “Closing”):

(i)	The Seller's Representations, Warranties, and Obligations. The Seller shall deliver to the Purchasers a statement signed by its legal representatives confirming that (a) all representations and warranties referred to in Section 7.1 have remained true and complete, in all material respects, from the date of execution of this Agreement to the Closing Date, except for those representations and warranties that shall be updated to reflect events that have occurred between and including this date and the Closing Date; and (b) it has fulfilled all of its obligations under this Agreement that it was required to fulfill by the Closing Date (including, without limitation, that the Conditions Precedent continued to be satisfied as of the Closing Date);

(ii)	The Purchasers' Representations, Warranties, and Obligations. The Purchasers shall deliver to the Seller a statement signed by their legal representatives confirming that (a) all representations and warranties under Section 7.2 have remained true and complete from and including the date of execution of this Agreement up to and including the Closing Date; and (b) the Purchasers have performed all of the obligations that they were required to perform under this Agreement up to and including the Closing Date (including that the Conditions Precedent remain satisfied as of the Closing Date);

(iii)	Corporate Reorganization. The Seller shall deliver to the Purchasers copies of all documents that, at the discretion of the Purchasers and upon request submitted to the Seller within two (2) Business Days prior to the Closing Date, are necessary to demonstrate the implementation of the Corporate Reorganization as provided for herein, subject to Section 4.3(iv);

(iv)	Transfer of the Shares. The Seller and the Purchasers shall sign the instruments of transfer registering the transfer of ownership over the Shares in the Registered Shares Transfer Book of the Mobile SPEs and the officers of the Mobile SPEs present at the Closing shall register said transfers and the new shareholding positions under the capital stock of the Mobile SPEs in the respective Registered Shares Book;

(v)	Payment of the Closing Price. The Purchasers shall pay the Closing Price to the Seller, subject to the provisions of Section 3.4;

(vi)	Officers and Directors and Corporate Books and other books and records. The Seller shall deliver to the Purchasers: (a) the written resignations, effective as of the Closing Date, of all officers and directors of the Mobile SPEs (except for those whose resignation is waived by the Purchasers) and the Mobile SPEs, through their new officers and directors elected and sworn in pursuant to item (vii) below, shall acknowledge receipt of such resignations, granting a full, general, unrestricted, and irrevocable release to the resigning officers and directors with respect to the period during which they held their positions in the Mobile SPEs; and (b) the corporate books, accounting and financial records, tax documents, and other records of the Mobile SPEs;

(vii)	Election of New Officers and Directors. The Purchasers, as shareholders representing one hundred percent (100%) of the total and voting capital stock of the Mobile SPEs, shall perform, and shall cause to be performed, all corporate acts necessary for the election and investiture of the new officers and directors of the Mobile SPEs (who shall replace the resigning officers and directors, pursuant to item (vi) above);

(viii)	Transition Services Agreements. The Seller or another Oi Group Company and each of the Mobile SPEs shall enter into the respective Transition Services Agreement, in accordance with the terms and conditions set forth in Exhibit 6.1(viii);

(ix)	Long-Term Agreements. The Seller or another Oi Group company and each of the Mobile SPEs shall enter into (a) the Agreement for the Supply of Telecommunications Signal Transmission Capacity under an Industrial Exploitation Regime, in the form of the draft attached hereto as Exhibit 6.1(ix)(a); and (b) the Infrastructure Sharing Agreement, in the form of the draft attached hereto as Exhibit 6.1(ix)(b); and

(x)	Release from Guarantees. The Oi Group Companies shall deliver to the Purchasers the respective instruments of release of any and all Encumbrances on the Assets, UPI Mobile Assets, Obligations, and Rights.

6.2.           The Parties further undertake to perform, in good faith, on the Closing Date, all other acts and sign all documents necessary or convenient for the effective completion of the Closing.

6.3.           All acts to be performed within the scope of the Closing constitute part of a single transaction agreed upon among the Parties and shall be deemed to have been performed and implemented simultaneously, regardless of the order or numbering specified in this Agreement. As a consequence, if any of the acts to be performed at the Closing are not effectively performed on the Closing Date, the other acts potentially performed shall be deemed null and void, unless the Parties agree otherwise in writing.

6.4.           After consummation of the Transaction, the Purchasers shall exercise, as of the Closing Date, all rights and obligations inherent to full ownership and control of the Shares, without any restriction, including rights prior to the Closing Date that may not have been exercised.

6.5.           Registrations. The Purchasers, as shareholders representing one hundred percent (100%) of the total and voting capital stock of the Mobile SPEs, shall submit for registration with the competent Governmental Authorities, within ten (10) Business Days counted as of the Closing Date, the corporate acts mentioned herein signed and delivered on the Closing Date, and any costs for registration of such corporate acts shall be borne by the Mobile SPEs. The Parties shall cooperate as necessary to ensure that such recordings are appropriately made.

6.6.           Obligation to perform the Closing. Subject to the provisions of Section 5.3.5, the Parties acknowledge and agree that, once all Conditions Precedent have been verified and/or waived (as applicable), the Purchasers shall be bound, together with the Seller, to perform the Closing, as provided for in this Agreement.

CHAPTER VII

REPRESENTATIONS AND WARRANTIES

7.1.           The Oi Group Companies’ Representations and Warranties. The Oi Group Companies, as applicable, make the representations and warranties set forth in Exhibit 7.1 hereof, further representing and warranting that they are, as of the date hereof, true, accurate, complete, correct, and not misleading, and shall remain so, up to and including the Closing Date (except for those representations and warranties where reference is made to a specific date, which are true, accurate, complete, correct, and not misleading, as of the date to which they refer).

7.1.1.        Updating of the Representations and Warranties. The information set forth in the representations and warranties and exhibits set forth in Section 7.1 reflects the situation of Oi Móvel, the UPI Mobile Assets, Obligations, and Rights and other information set forth therein on the base dates indicated therein. The Parties hereby agree that, with the exception of the Oi Group Companies’ Fundamental Representations and Warranties, the Oi Group Companies may update in good faith the information contained in such representations and warranties and exhibits, provided that such updates (a) may only refer to acts, facts, or omissions occurring after the date hereof or, exclusively with respect to representations and warranties that refer to a specific date or period, after the date or period to which they refer, (b) shall not exempt the Oi Group Companies from any of the obligations provided for in this Agreement, in particular the indemnification obligations provided for in Section 8.1 below, and (c) such updates may not represent, individually or jointly, a Material Adverse Effect.

7.2.           The Purchasers’ Representations and Warranties. The Purchasers provide the representations and warranties set forth in Exhibit 7.2 hereof, further representing and warranting that they are, as of the date hereof, true, accurate, complete, correct, and not misleading, and shall remain so, up to and including the Closing Date (except for those representations and warranties where reference is made to a specific date, which are true, accurate, complete, correct, and not misleading, as of the date to which they refer).

CHAPTER VIII

INDEMNIFICATION OBLIGATIONS

8.1.           Indemnification by the Oi Group Companies. The Oi Group Companies agree, jointly and severally, to indemnify and hold the Purchasers (in this case, to the extent that they result in Losses for the Purchasers), as well as their respective Affiliates and their officers and directors, employees, and agents, and, further, their respective successors (the “Purchasers' Indemnified Parties”), harmless from and against any and all Losses actually incurred by any of the Purchasers' Indemnified Parties, when such Loss arises, directly or indirectly, from:

(i)	any falsity, inaccuracy, error, or breach in the representations and warranties provided by any of the Oi Group Companies, pursuant to Section 7.1 of this Agreement;

(ii)	action or omission by any of the Oi Group Companies or their Affiliates that results in the breach of this Agreement or of any of the other Transaction Documents, or default, violation, or breach, in whole or in part, of any obligation provided for in such instruments which is the responsibility of the Oi Group Companies; and/or

(iii)	acts, facts, actions, or omissions of any nature, whether attributable to the Oi Group Companies, their respective Affiliates, officers and directors, employees, representatives, agents, or any third party, related to the operation or conduct of the business of the Mobile SPEs, or to the UPI Mobile Assets, Obligations, and Rights, in any case, whose triggering event has occurred up to (and including) the Closing Date and regardless of their identification in the course of the due diligence process for purposes of the Transaction, or their information or lack thereof through the representations and warranties provided under this Agreement, financial statements, or other Transaction Documents.

8.2.           Limitations on the Oi Group Companies’ Obligation to Indemnify. Notwithstanding the provisions of this CHAPTER VIII, with the exception of the Losses arising from acts proven to have been committed with intent or fraud, which shall not be limited to any amount or time period, the Oi Group Companies’ obligation to indemnify, pursuant to Section 8.1 above, is subject to the following limitations, without prejudice to the provisions of Section 8.6:

(i)	the aggregate amount of all Losses indemnified by the Oi Group Companies under Sections 8.1(i) and 8.1(iii) may not exceed the equivalent of ten percent (10%) of the Purchase Price of the Shares;

(ii)	the aggregate amount of all Losses indemnified by the Oi Group Companies under Section 8.1(ii) may not exceed the equivalent amount of the Purchase Price of the Shares;

(iii)	the Oi Group Companies shall not be obligated to indemnify the Purchasers' Indemnified Parties (a) for any Losses lower than the minimum amount of two hundred thousand Brazilian Reais (R$200,000.00) per individual Loss (that is, the minimum amount for a Loss to qualify for indemnification), except with respect to Losses related to consumer lawsuits, which shall qualify for indemnification regardless of the individual amount, but which, in the aggregate, shall reach Losses in an amount greater than the minimum amount of two hundred thousand Brazilian Reais (R$200,000.00); and (b) until the Losses reach an aggregate minimum limit of five million Brazilian Reais (R$5,000,000.00). For clarification purposes, the obligation of the Oi Group Companies to indemnify the Purchasers' Indemnified Parties shall not apply unless and until the individual Losses that exceed the individual minimum limit pursuant to item (a) above are, in the aggregate, greater than the aggregate minimum limit established in item (b), in which case the Oi Group Companies shall be obligated to indemnify the Purchasers' Indemnified Parties for the total amount of the Losses incurred and accrued up to the date in question, in compliance with the procedures set forth in this Agreement.

8.2.1.        Notwithstanding the provisions of this CHAPTER VIII, the determination of the amount of a Loss shall take into consideration the payment made or recovery eventually received as a result of the contracting of insurance policies by the Indemnified Party, that is, payments shall only be made to the Party that actually suffers such Loss, net of the amount of any indemnification actually received as a result of the purchase of insurance policies, but taking into account the cost of deductibles incurred for the receipt of insurance, as well as for any amounts that are successfully reimbursed by the Purchasers through an action for recourse filed as a result of any Loss. Additionally, the payment of a Loss must take into consideration the intertemporal tax effects regarding the deductibility or levy of applicable taxes, that is: (a) if the Loss generates a deductible expense, and (b) if the indemnification generates a taxable obligation. If the receipt of the indemnification generates a taxable obligation of the Indemnifying Party, the amount of the indemnification shall be adjusted to include the amount of any Taxes due by the Indemnifying Party, also taking into consideration any tax reductions generated by the portion of the loss that is effectively deductible. If the receipt of the indemnification does not generate a taxable obligation, the indemnification shall be paid at the original amount of the Loss, less the amount of any tax reductions generated by the portion of the Loss that is effectively deductible.

8.2.2.        For the purposes of the provisions of this Section 8.2, the Purchase Price of the Shares shall be adjusted by the variation of the CDI until the term of the obligation to indemnify the Oi Group Companies or full payment of the last indemnification due by them, whichever occurs last.

8.3.           Obligation to Mitigate. The Purchasers' Indemnified Parties shall use their best efforts to refrain from taking any action to aggravate any Loss incurred by them that may be indemnified by the Oi Group Companies under this Agreement.

8.4.           Indemnification by the Purchasers. The Purchasers agree, jointly and severally, to indemnify and hold the Oi Group Companies (in this case, until the Closing Date), as well as their respective Affiliates and their directors, officers, employees, and agents, and respective successors (the “Seller's Indemnified Parties”, with the Seller's Indemnified Parties or the Purchasers' Indemnified Parties, as the context requires, referred to as the “Indemnified Parties”), harmless and free from any and all Losses actually incurred by any of the Seller's Indemnified Parties, where such Loss arises, directly or indirectly, from:

(i)	any falsity, inaccuracy, error, or breach in the representations and warranties provided by the Purchasers, pursuant to Section 7.2 of this Agreement; and/or

(ii)	action or omission of the Purchasers or their Affiliates that results in a violation of this

Agreement.

8.5.           Obligation to Mitigate. The Seller's Indemnified Parties shall use their best efforts to refrain from taking any action to aggravate any Loss incurred by it that may be indemnified by the Purchasers under this Agreement.

8.6.           Survival of the Obligation to Indemnify. The indemnification obligations set forth in this CHAPTER VIII shall remain in force until the date of the sixth (6th) anniversary of the Closing Date, with such term to be increased by an additional period of thirty (30) days, exclusively so that the Indemnifying Party may notify the Indemnifying Party about the Losses incurred or Third-Party Claims filed during the term previously provided (the “Final Term”).

8.6.1.        In the event that a Claim Notice or Third-Party Claim Notice is served prior to the end of the Closing Date, the provisions of this Agreement shall survive and the Closing Date shall be extended for the duration of the claim in question, until final resolution of such claim (including, for purposes of clarity, (i) any suit, appeal, proceeding, levy, release, action, or other Claim of any kind brought in continuance, outgrowth, or consequence of the claim originally served, and (ii) all Third-Party Claims already existing as of the Closing Date), and the respective Loss shall be indemnified and/or reimbursed, as the case may be, even if the indemnification and/or disbursement by the Indemnifying Party is to occur after the end of the Final Term.

8.7.           Indemnification Procedure for Direct Claims. If an Indemnified Party suffers or incurs Losses subject to indemnification under Sections 8.1 or 8.4 above and not arising out of a Third-Party Claim

(a “Direct Claim”), such Indemnified Party shall send notice to the Party or Parties obligated to indemnify or reimburse such Loss under such Sections (“Indemnifying Party”), therein describing the Loss in question, specifying the amount involved, and providing all reasonable documents and information regarding the Loss (an “Indemnification Notice”).

8.7.1.        Answer. The Indemnifying Party shall have ten (10) Business Days from the receipt of the Indemnification Notice (the “Response Period”) to send a notice in response (a “Response Notice”), informing the Indemnifying Party of whether (a) it agrees to indemnify the Loss notified for the amount indicated in the Indemnification Notice, in which case such amount shall be deemed, on the date of receipt of the Response Notice, to be a Loss Due and shall be paid in accordance with the provisions of Section 8.10; or (b) it has any objection with respect to the notified Loss and/or its amount, therein stating the grounds for its objection and providing, to the extent possible, documents and information to support its understanding. In the event the Indemnifying Party fails to send a Response Notice within the Response Period, the Loss which is the subject of the Indemnification Notice shall be deemed, at the date of expiration of the Response Period, to be a Loss, and shall be paid in accordance with the provisions of Section 8.10.

8.7.2.        Entire Objection. If in the Response Notice the Indemnifying Party fully disputes the reported Loss, the Parties shall meet within five (5) Business Days following receipt of the Response Notice for the purpose of attempting to reach, in good faith, an agreement as to the treatment to be given to the reported Loss. The failure of the Parties to reach such an amicable solution may be settled by the dispute resolution mechanisms provided for in CHAPTER XI of this Agreement. The Parties acknowledge that they may choose not to initiate arbitration proceedings until the amounts in dispute are sufficient to justify recourse to arbitration, in the sole discretion of the Party claiming to be a creditor. In this case, such postponement shall not imply and shall not be construed as a waiver of any right, nor shall it be construed as recognition, implicit or explicit, of any claim or right of the other Party.

8.7.3.        Partial Objection. If in the Response Notice the Indemnifying Party disputes only part of the notified Loss, then (i) the uncontested portion shall automatically become due from the Indemnifying Party to the Indemnifying Party on the date of receipt of the Response Notice, and shall be paid in accordance with the provisions of Section 8.10, and (ii) the disputed portion shall have the treatment described in Section 8.7.2 above.

8.7.4.        Final Decision. If a Loss notified via Indemnification Notice is submitted to arbitration proceedings and the Arbitral Tribunal finds that the disputed amount is due, in whole or in part, by the Indemnifying Party, this amount shall be paid to the Indemnified Party in accordance with the provisions of Section 8.10.

8.8.           Third-Party Claim Indemnification Procedure. In the event that a Party receives notice of any Claim against it (a “Third-Party Claim”) that may give rise to a claim for Loss, such Party shall provide notice to the other Party, within one-third (1/3) of the time to contest the Third-Party Claim as of the date it becomes aware of the Third-Party Claim, informing it of the Third-Party Claim and specifying the amount involved and providing all reasonable documents and information regarding the Third-Party Claim (a “Third-Party Claim Notice”).

8.8.1.        The indemnifying Party shall, within the first half of the legal term for the presentation of the proper defense or answer, (a) make payment or authorize reimbursement of the amount in question; (b) inform the Indemnified Party whether or not it shall conduct the defense of such Third-Party Claim; or (c) delegate to the Indemnified Party the presentation of a defense and/or answer to the Third-Party Claim, in which case the Indemnified Party shall diligently defend against the Third-Party Claim, it being understood that the Indemnifying Party's silence shall be deemed as having opted for the provisions of item (c) of this Section and subject to the provisions of Section 8.8.3.1.

8.8.2.        If the indemnifying Party itself chooses to present an answer or defense, the Indemnifying Party must appoint and hire the attorney in charge of conducting such objection or defense, provided that, at the option of the Purchasers (i) a first class law firm or a law firm recognized as an expert in the subject matter of the Third-Party Claim shall be hired; or (ii) priority shall be given to attorneys already retained for the due causes, and the Indemnifying Party shall be required to grant to the attorney appointed by the Indemnifying Party the powers necessary for the conduct of the due process, as well as provide all documents and information necessary for the preparation of the answer or defense. The Indemnifying Party may accompany the defense and shall be reasonably informed in all proceedings related to any Third-Party Claim conducted by the Indemnifying Party, including through the appointment (at its expense) of legal counsel other than the counsel retained by the indemnifying Party.

8.8.3.        The Parties shall cooperate with each other in the defense of a particular Third-Party Claim and shall make available, within a reasonable time for purposes of this Section, to the Party responsible for conducting the defense all witnesses, pertinent files, materials, and information in the indemnified Party's possession or under its control relating to the Third-Party Claim (or in the possession or control of any of its Representatives) that are reasonably requested by the Party responsible for conducting the defense or its attorney.

8.8.3.1.     In the event of a Third-Party Claim that requires, at any time, the submission of collateral or deposits, the indemnifying Party shall, up to five (5) Business Days prior to the legal deadline for submission of such collateral, make it available, at its own expense, to the indemnified Party in the form required by law and satisfactory to the court, even if the indemnified Party has assumed the defense of such Third-Party Claim.

8.8.3.2.     Notwithstanding the foregoing, the indemnifying Party shall, whenever requested by the indemnified Party, take part in the Third-Party Claim that is related to any liabilities or obligations not assumed by the Purchasers under this Agreement and the Judicial Reorganization Plan, declaring itself administratively or judicially to be the responsible party for the subject matter of the Third-Party Claim in lieu of the Mobile SPEs or the Purchasers, as the case may be.

8.8.4.        The Parties shall cause the attorneys retained to keep the Parties informed of the progress of the Third-Party Claim by providing copies of all pleadings reasonably requested of them.

8.8.5.        The indemnifying Party shall have the right to settle any Third-Party Claim if it obtains a full release from the indemnified Party with respect to such Third-Party Claim or the written consent of the indemnified Party (which shall not be unreasonably withheld, conditioned, or delayed).

8.9.           Fulfillment of the Procedures. Any failure by the Indemnifying Party to comply with the procedures and commitments under this Agreement, especially this CHAPTER VIII, shall not relieve the Indemnifying Party of its obligation to indemnify or compensate the Indemnified Party for the Loss in question, except to the extent that such Loss could have been remedied, mitigated, reduced, or avoided had the Indemnified Party complied with the provisions hereof.

8.10.         Payment of Indemnification. The obligation to indemnify shall become due and payable as follows:

(i)	for Losses subject to Direct Claims: (a) upon receipt of an Indemnification Notice, in the amounts that are not disputed in accordance with Section 8.8 and sub-sections, on the day following the expiration of the period for an answer; or (b) in the event of an answer, and in respect to the portion so answered, the date upon which the Parties mutually agree with respect to such portion or upon which an award has been rendered by the Arbitral Tribunal, in the amounts of Loss allocated by the Arbitral Tribunal to each Indemnifying Party, as the case may be; or

(ii)	for Losses subject to Third-Party Claims: the date on which a Loss becomes due under the terms of the relevant Third-Party Claim by virtue of a final and unappealable judgment or by settlement in a Third-Party Claim, in the amount of the Loss due.

8.10.1.      Delays in Payment. The Party that does not fully and timely comply with its obligation to indemnify under this CHAPTER VIII shall be automatically subject, by operation of law, by and regardless of any notice or summons, to payment of a non-compensatory late payment fee of two percent (2%) on the overdue amount, plus adjustment per the CDI, plus default interest of one percent (1%) per month, calculated pro rata die on the adjusted amount, due from the due date until the date of its effective and full payment, without prejudice to the losses and damages applicable.

8.11.         The Parties agree to use their best commercial efforts to, in good faith and considering market practices, avoid the establishment of any Loss under this Agreement and, in the case it is established, mitigate its effects.

CHAPTER IX

ADDITIONAL OBLIGATIONS

9.1.           Confidentiality. Due to the access they had and shall have to the Confidential Information, and considering the Non-Disclosure Agreement and the Antitrust Protocol entered into under the negotiations prior to the execution of this Agreement, the Parties reciprocally undertake the commitments not to disclose all or part of the subject matter and/or content of this Agreement to any third parties, other than their respective Representatives who must have access to the Agreement for purposes of compliance with the provisions set forth herein, under the Law. The Parties shall require their respective Representatives, under their sole responsibility, to (a) undertake confidentiality commitments equal to those now undertaken by the Parties in this Section 9.1; (b) not allow access to the Confidential Information of the other Parties to third parties other than their Representatives, and to them only to the extent necessary to enable the achievement of the subject matter of this Agreement; (c) not use any of the Confidential Information for any purpose other than the purposes set forth in this Agreement; and (d) maintain the greatest possible confidentiality with respect to the Confidential Information received.

9.1.1.        The limitations provided for in this Agreement for the disclosure of Confidential Information shall not apply when such Confidential Information (a) is, on the date hereof, within the public domain; (b) was known by the recipient of the Confidential Information at the time of its disclosure, not having been obtained, directly or indirectly, from the provider of the Confidential Information, its Representatives, or third parties subject to the duty of confidentiality; (c) has become generally known to the public, after the date hereof, as a result of action or omission by the provider of the Confidential Information or any of its Representatives; or (d) becomes public knowledge after its disclosure to the recipient of the Confidential Information, without any participation of the latter in the disclosure.

9.1.2.        If the Party receiving the Confidential Information or any of its Representatives is required by law, regulation, court order, or Governmental Authorities empowered in this regard, to disclose any Confidential Information, the receiving Party shall, if not prohibited by law, immediately give notice thereof to the Party providing the Confidential Information, in writing and prior to such disclosure, so that it may seek a court order or other remedy from the appropriate authority preventing the disclosure, except if the disclosure is required under the capital market Laws applicable to each Party or its Affiliates, in which case the provisions of Section 9.1.4 shall apply. The receiving Party shall cooperate with the providing Party in obtaining such a court order or other remedy to prevent the disclosure. The receiving Party further agrees that if the providing Party is unsuccessful in attempting to waive its obligation to disclose the Confidential Information, it shall disclose only the portion of the Confidential Information that is legally required and further that it shall use its best efforts to obtain reliable assurances that confidential treatment shall be given to the Confidential Information disclosed.

9.1.3.        Notwithstanding the confidentiality commitment set forth in this Section 9.1, the Confidential Information may be disclosed to third parties with the prior written consent of the Parties.

9.1.4.        Announcements. The Parties agree that, in the event that any Party (or its Affiliates) is required by any Governmental Authority or under any Law applicable to the capital markets to which such Party is subject to make any public announcement or release with respect to the Transaction (the “Reporting Party”), the Reporting Party shall inform the other Party of such requirement and shall take reasonable steps to share and discuss with the other Party the terms of such announcement or release, in order for the Parties, if applicable, to agree on its content and, if so agreed among the Parties and if possible, release a joint announcement. Without prejudice to the provisions of this Section, the Reporting Party (as well as its officers and directors) shall have no obligation to obtain the consent of the other Parties for the public announcement with respect to the Transaction arising from the request referred to above or any other obligation arising from applicable Law, or from rules or regulations issued by the Brazilian Securities and Exchange Commission or by the relevant authorities of each applicable jurisdiction.

9.1.5.        Assignment of Confidentiality Commitments. On the Closing Date, the Oi Group Companies shall assign and transfer (or cause to be assigned and transferred, as the case may be) to the Purchasers all the rights and obligations of Oi Group Companies or any of their Affiliates the confidentiality commitments with Third Parties so that, as of and including the Closing Date, the Purchasers may, in accordance with applicable Laws, fully exercise such assigned and transferred rights separately and independently of the Oi Group.

9.2.           Access to Information after the Closing. As of the Closing Date, the Oi Group Companies shall grant (and shall cause their Affiliates to grant) to the SPEs, the Purchasers, and their respective representatives or advisors reasonable access, at appropriate times, to the books, documents, and records of the Seller and Oi Móvel, therein providing the information and documents in their possession and related thereto, allowing the SPEs and the Purchasers, including, for themselves or through their representatives or advisors: (i) to verify the operating and accounting procedures and other management information and reports of the Seller and Oi Móvel, including for the purposes of Section 3.8; (ii) to inspect changes in the liabilities, including banking, tax, labor, and social security liabilities, of the Seller and Oi Móvel; (iii) to examine documents and information regarding employees and service providers of the Seller and Oi Móvel; and (iv) to verify the corporate situation and the legal and/or administrative proceedings to which the Seller or Oi Móvel is a party, as plaintiff, defendant, or co-defendant, subject to the terms of the Antitrust Protocol.

9.3.           Wrong Pockets. It is the intention of the Parties that the Mobile SPEs hold, on the Closing Date, the full economic and commercial benefits, as well as the risks and benefits, of the UPI Mobile Assets, Obligations, and Rights that shall be transferred to them pursuant to Section 5.2 and necessary for their operation and development of their business. In the event that, at any time after the Closing Date, either Party learns of the existence of assets, rights, equipment, and facilities necessary for the conduct of the business carried on by the Mobile SPEs that are mistakenly recorded in the accounts or owned by the Seller or any of its Affiliates, or learns of the existence of assets, rights, equipment, and facilities that are unrelated to the UPI Assets, Obligations, and Rights transferred to the Mobile SPEs and that are mistakenly recorded in the accounts or owned by the Mobile SPEs, the Parties shall transfer the assets, rights, equipment, and facilities to the rightful owner in the most expeditious and practical manner possible. The Parties acknowledge and agree that, except as arising directly from the instructions of the Purchasers or their counsel, the Seller, as the Party responsible for implementing the Corporate Reorganization, shall bear any and all costs related to the transfer of the assets, rights, equipment, and facilities under this Section 9.3, including, but not limited to, the applicable Taxes. For the avoidance of doubt, the provisions of this Section shall not affect the determination of the Purchase Price of the Shares and the Transition Services.

9.3.1.        The commitment of the Parties provided for in Section 9.3 above shall also apply to the rectification of the accounting record or ownership of assets, rights, equipment, and facilities necessary for the operation and development of the business of each of the Mobile SPEs, to the extent that the contribution of the UPI Mobile Assets, Obligations, and Rights has been made in disagreement with the Segregation and Division Plan.

9.4.           Non-Compete. The Oi Group Companies agree not to act or participate, and warrant that their Affiliates shall not act or participate, directly or indirectly, in the provision of mobile telephony services (Personal Mobile Service - SMP) (i) as an authorized SMP provider (that is, hold radio frequencies and/or Authorizations for the provision of SMP), (ii) through franchises or as an authorized virtual network or accredited under ANATEL Resolution No. 550/2010, as amended, or other rules that may regulate the Mobile Virtual Network Operator- MVNO, and/or (iii) as a mobile network provider, or provider of origin, particularly radio frequencies for the provision of SMP or mobile service, in any case, and such restrictions also apply to the use or linkage of the “Oi” trademark, directly or through mobile licenses granted to third parties. For clarification purposes, the obligations undertaken herein include the performance of the Oi Group Companies as a controlling partner, provider of origin, partner, financing party, operator, consultant, or otherwise, in any Person that operates in Brazil, and shall be valid for a period of five (5) years, subject to the following: after the thirty-sixth (36th) month after the Closing, the Seller may act as an accredited and/or authorized provider of origin (MVNO), or a similar/successive role to the extent that the applicable regulations are amended, in any case without linking such performance with the use of the “Oi” brand. For the avoidance of doubt, the Parties acknowledge and agree that the non-compete obligation set forth in this section does not apply to (i) the use of radio frequency spectrum by the Oi Group Companies and their Affiliates exclusively for the provision of Multimedia Communication Services (SCM), and (ii) any wholesale offers by the Oi Group Companies and its Affiliates, including offers for SMP operators, except for any wholesale offers involving the use of radio frequencies for the provision of SMP services (such as industrial use, rights of use, sharing, roaming, etc.), which shall not be permitted. The Seller acknowledges and accepts that this is a fundamental condition of this Agreement and the Transaction. Without prejudice to the right of the Purchasers to seek specific performance of an obligation hereunder before a court of competent jurisdiction to obtain injunctive relief and/or order and for any other legal remedies that the Purchasers may seek pursuant to or in accordance with the applicable Laws, in the event of breach of the obligation assumed under this Section 9.3, the Oi Group Companies shall be jointly and severally liable and shall pay the Purchasers an amount equivalent to five percent (5%) of the Purchase Price of the Shares as a non-compensatory penalty for the breach of this Agreement, without prejudice to other rights hereunder, provided that the non-compensatory penalty shall be deducted from any damages that are finally determined by settlement or by a final and unappealable decision of a Governmental Authority. The penalty shall be paid by the Oi Group Companies within five (5) Business Days from the date on which the breach of the non-compete obligation has been acknowledged by the Oi Group Companies or by a final and unappealable decision of a Government Authority, whichever occurs first. The Parties agree that the Purchase Price of the Shares includes a portion intended to remunerate the Seller for the obligations assumed herein, and no additional payment shall be due to the Seller in this regard, for the period mentioned in this Section.

9.5.           Radio Frequency Purchase Option. Considering the provisions of Section 9.4 above, in the event that any of the Oi Group Companies or their Affiliates acquire, between the date of execution of this Agreement and the Closing Date, any rights over authorizations or Licenses for use of radio frequencies intended by ANATEL for the provision of SMP, the Seller shall communicate such fact to the Purchasers within five (5) days from the publication of ANATEL's act recognizing the acquisition of such rights. In this case, provided that the Purchasers may acquire such radio frequencies under applicable regulations, the Purchasers shall have the right, but not the obligation, to acquire from the Oi Group Companies or its Affiliates, as the case may be, totally or partially, and always at the same price and under the same conditions, the rights over such authorizations or licenses for the use of radio frequencies necessarily associated with the authorization for the provision of SMP acquired by the Oi Group Companies or their Affiliates (the “Radio Frequency Purchase Option”). The exercise of the Radio Frequency Purchase Option shall be exercised between the date of receipt of the notice from Seller regarding the acquisition of such rights and the twentieth day prior to the date of execution of the Instrument of Authorization (or other applicable legal instrument, as the case may be) corresponding to the radio frequency(ies) acquired by the Oi Group Companies or their Affiliates (the “Option Exercise Period”), provided that the effective transfer of such rights and the corresponding payment of the acquisition price may only occur after (i) the Closing Date, and (ii) approval of the exercise of the Radio Frequency Purchase Option by CADE and ANATEL, whichever occurs last. In the event that the Purchasers do not exercise, in whole or in part, within the Option Exercise Period, their Radio Frequency Purchase Option right over any rights over radio frequencies they may have acquired pursuant to the applicable regulations, and consequently the Oi Group Companies renounce the Radio Frequencies acquired by virtue of the provisions of Section 9.4 above, the Purchasers shall, within twenty (20) days of notice from the Oi Group Companies to the Purchasers that they have renounced the rights of use of the Radio Frequencies, pay to the Seller the amounts corresponding to the burdens associated with such waiver, limited to ten percent (10%) of the price of each radio frequency on which it has not exercised the Radio Frequency Purchase Option, with nothing else being owed by the Purchasers to the Oi Group Companies and their Affiliates, at any time, for the non-exercise of the Radio Frequency Purchase Option.

9.5.1.        If the option to purchase radio frequencies is not exercised due to regulatory prohibitions or prohibitions imposed by CADE and/or ANATEL, no amounts shall be owed by the Purchasers to the Oi Group Companies for any reason.

9.6.           Substitution of Guarantees. The Purchasers undertake to use their best efforts to, as of the Closing Date, replace the guarantees provided by the Seller and/or any of its Affiliates with respect to contracts entered into by the Mobile SPEs and/or related to the UPI Mobile Assets, Obligations, and Rights, including those set forth in Exhibit 9.6, as such guarantees may be subject to notice from the Seller to the Purchasers, requesting replacement of such guarantees provided and attaching supporting documentation. The Purchasers shall submit to the Seller evidence of the release of their respective guarantees as soon as they have been replaced as provided for herein. In the event of impossibility of replacing any guarantee, the Parties undertake to discuss the best solution for all the Parties, it being hereby established that the Seller undertakes not to revoke the guarantees it has provided. For the purposes of clarification, any contractual obligations assumed by the Seller and/or any of its Affiliates under contracts entered into with third parties that have not been assumed by the Mobile SPEs and/or are not related to the UPI Mobile Assets, Obligations, and Rights (among which are the Tower Purchase Agreements) are not covered by this section.

9.7.           Purchase of Insurance. As of the Closing, the Purchasers shall provide, to their own account and at their own expense, the insurance coverage they deem necessary and advisable for the assets and operations of the Mobile SPEs.

9.8.           Attorneys-in-Fact. As of the Closing, the Purchasers shall arrange, on their own behalf and at their own expense, the appointment and accreditation of attorneys-in-fact with powers to represent the Mobile SPEs before financial institutions with which the Mobile SPEs operate and/or maintain bank accounts.

CHAPTER X

TERM OF DURATION AND TERMINATION

10.1.         Term of Duration. This Agreement enters into force, for all intents and purposes, on the date hereof and shall remain in force until (a) the consummation of the Transaction; (b) the advance termination by the Purchasers in the events of non-consummation of the transaction set forth in Sections 5.3.5 and 5.3.7, or in the case of declaration of occurrence of a Material Adverse Effect; or (c) the end of the period of twenty (20) months counted from this date, without the Transaction having been consummated, whichever occurs first. It is agreed that the Purchasers may, at their sole discretion, regardless of justification, extend the aforementioned time period, once only, for an additional period of six (6) months for the purpose of obtaining CADE Approval and/or ANATEL's Prior Consent. For clarification purposes, the obligation provided for in Section 10.1.1, if due, shall remain valid and in effect until its effective fulfillment.

10.1.1.      Penalty (Break-Up Fee). Without prejudice to the provisions of Section 5.3.5, in the event that this Agreement is terminated by the Purchasers or expires due to the non-consummation of the Transaction by the end of the term set forth in Section 10.1 above, the Purchasers shall, irrevocably and irreversibly, and except as otherwise provided for in Section 12.1.2 below, pay to the Seller a penalty in an amount corresponding to thirteen percent (13%) of the Base Price, provided that:

(i)	the amount corresponding to ten percent (10%) of the Base Price shall be paid in cash within fifteen (15) days counted from (a) the aforementioned date of termination of this Agreement by means of electronic transfer of available funds - TED to the Seller's checking account or (b) the date of receipt of the notice of termination of the Transaction in the event of early termination of this Agreement by the Purchasers; and

(ii)	the amount corresponding to three percent (3%) of the Base Price shall be paid, at the sole discretion of the Purchasers:

a)	in cash by means of electronic transfer of available funds - TED to the Seller's checking account within fifteen (15) days counted from (a) the aforementioned termination date of this Agreement; or (b) the date of receipt of the notice of termination of the Transaction in the event of early termination of this Agreement by the Purchasers; or

b)	by means of the consideration (in net present value) for the engagement by the Purchasers (or their respective Affiliates) of wholesale services, such as (but not limited to) the provision of backbone/backhaul capacity, transmission tower space, fiber connected homes, or any other services currently provided or to be provided in the future by the Seller or one of the Oi Group Companies (or one of their Affiliates), to be taken from the Oi Group Companies by the Purchasers, in the event of the imposition of the penalty set forth in this Section 10.1.1.

10.1.1.1.   The services shall necessarily be rendered within a maximum term of five (5) years, and the payment of said consideration shall occur (a) in relation to the portion corresponding to two percent (2%) of the Base Price on the date of execution of the Services Agreement attached as Exhibit 10.1.1 (the “General Services Agreement”), which establishes contractual terms and conditions compatible and consistent with those charged in the market for such services; and (b) in relation to the portion corresponding to one percent (1%) of the Base Price to the extent the services are rendered by the Seller, by the Companies of the Oi Group or its Affiliates, within the scope of the General Services Agreement.

10.1.1.2.   The Oi Group Companies hereby agree that, in the event of payment of the penalty provided for in this Section 10.1.1 in the form of consideration for services hired, in relation to the portion corresponding to two percent (2%) of the Base Price paid in cash, the Seller shall present, on the date of payment of the penalty (and as a condition thereof), a bank guarantee issued by a first class bank on an irrevocable and irreversible basis, in order to guarantee compliance with its obligation to provide the services paid in advance, on terms satisfactory to the Purchasers.

10.1.1.3.   The payment of the portion of the penalty corresponding to three percent (3%) of the Base Price referred to in this Section as consideration for services provided by the Seller or one of the Oi Group Companies (or one of its Affiliates) shall be subject to the execution of the General Services Agreement, as well as presentation of the bank guarantee provided in Section 10.1.1.2.

10.1.2.      In addition to the cases provided for in Section 5.3.5, the penalty provided for in Section

10.1.1       shall not apply if the termination of this Agreement occurs as a result of:

(i)	a decision rendered by any competent Governmental Authority (except CADE and ANATEL) preventing consummation of the Transaction, in any event until the end of the term set forth in Section 10.1;

(ii)	breach (without corresponding waiver as provided for herein) of any Condition Precedent referred to in (a) Section 4.1(i), (ii), and (v), provided that such breach is not attributable to the Purchasers, and (b) Section 4.3.

10.1.3.     Delay in the payment of the penalty set forth in Section 10.1.1 shall automatically subject the Purchasers, as of right and regardless of notice, to the payment of a non-compensatory late payment fee of two percent (2%) on the overdue amount, plus adjustment for inflation per the CDI rate, as well as late payment interest of one percent (1%) per month, calculated pro rata die on the adjusted amount, due as of the maturity date of the overdue amount until the date of its effective and full payment, without prejudice to applicable losses and damages.

10.2.       Upon termination of this Agreement and payment of the penalty provided for in Section 10.1.2, no indemnity, penalty, or additional payment shall be due by the Purchasers to the Seller, except if (a) there is a breach or falsehood in the representations and warranties provided by the Purchasers in Section 7.2 or (b) breach of the obligations assumed in this Agreement by the Purchasers, in which case the Seller shall be entitled to additional indemnification if damages or losses are effectively proven in an amount greater than the amount of the penalty provided for above.

10.3.       Effects of Termination. In any event of termination of this Agreement (a) the provisions of Section 9.1 (Confidentiality), of CHAPTER XI (Dispute Resolution), of Section 10.1.1 (Break-up Fee), and of CHAPTER XII (General Provisions) shall remain valid and effective, surviving, therefore, the termination of this Agreement; and (b) the Parties shall not be exempt from liability for the Losses to which they give rise due to any breach of this Agreement.

CHAPTER XI

DISPUTE RESOLUTION

11.1.       Arbitration. Any disputes arising under this Agreement or in any way related to it, including as to its existence, validity, effectiveness, interpretation of the terms, conditions, performance, or termination (a “Dispute”), shall be settled by arbitration as provided for in this CHAPTER XI (“Arbitration”).

11.2.       The Parties agree that, before initiating arbitration for the resolution of any Dispute, they shall attempt to negotiate an agreement for the amicable settlement of such Dispute, within a period not exceeding fifteen (15) Business Days from the receipt by one Party of notice of the existence of the Dispute sent by the other Party. The Parties agree that their obligation to resolve any Disputes amicably is an obligation of a means which does not preclude the immediate commencement of arbitration at any time at the sole discretion of any Party.

11.3.       Upon expiration of such term, or when at the discretion of any of the Parties it is impossible to obtain an amicable solution, the interested Party may submit the Dispute to arbitration before the Market Arbitration Chamber (the “Chamber”), in accordance with its arbitration rules (the “Rules”) in force on the date of the request for initiation of arbitration, except for the amendments provided for herein.

11.4.       The arbitration shall be conducted by three (3) arbitrators (the “Arbitral Tribunal”), one appointed by the claimant party and another appointed by the respondent party, pursuant to the Rules. In the event that there are multiple claimants and/or respondents, the multiple claimants and/or respondents shall jointly appoint their respective arbitrator. In the absence of an agreement between the claimants or respondents to appoint the respective co-arbitrator, all arbitrators shall be appointed by the Chamber. The two arbitrators so appointed shall appoint, by common agreement, the third arbitrator, who shall act as chairman of the Arbitral Tribunal, within the period provided for in the Rules. If any of the three arbitrators is not appointed within that time limit, it shall be incumbent upon the Chamber to appoint the arbitrator(s) in accordance with the provisions of the Rules. Any controversy in the appointment of the arbitrators by the parties, as well as the selection of the third arbitrator, shall be resolved by the Chamber. The Parties, by mutual agreement, hereby waive application of the provisions of the Rules limiting the choice of sole arbitrator, co-arbitrator, or chairman of the arbitral tribunal to the list of arbitrators of the Chamber.

11.5.       The arbitration shall have its seat in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, where the award shall be rendered, and shall be conducted in Portuguese. The Arbitral Tribunal shall judge the merits of the Dispute according to the Brazilian laws and shall not decide based on equity.

11.6.       The Arbitral Tribunal may grant the urgent, provisional, and definitive remedies it deems appropriate, including those aimed at specific performance of the obligations under this Agreement. Any order, decision, determination, or award rendered by the Arbitral Tribunal shall be final and binding on the parties and their successors, who expressly waive any appeal. The arbitral award may be enforced before any judicial authority having jurisdiction over the parties and/or their assets.

11.7.       Each Party shall bear its own costs and expenses in the course of the arbitration and the parties shall apportion in equal parts the costs and expenses whose cause cannot be ascribed to one of them. The award shall assign to the losing party, or both parties in proportion to their unsuccessful claims, ultimate responsibility for the cost of the proceedings, including reimbursement of reasonable contractual fees of counsel and other advisers. The award shall not impose the payment of attorneys' fees for loss of suit.

11.8.       Without prejudice to this arbitration provision, the Parties elect the central courts of the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, to the exclusion of any other, however privileged it may be, for the exclusive purpose of hearing and deciding any claims relating to (i) the granting of emergency measures (provisional or in limine) prior to the establishment of arbitration; (ii) the events set forth in Law No. 9,307/1996; (iii) the execution of an extrajudicial instrument, assured, however, the prerogative of choice of the judgment creditor, pursuant to article 781 of the Code of Civil Procedure; and (vi) conflicts that by force of Brazilian Legislation may not be submitted to arbitration. Any emergency measure granted by the judiciary shall be promptly reported by the party who requested such measure to the Chamber.

11.9.       The Parties agree that all issues relating to the arbitration, including its very existence, shall be kept confidential. All elements thereof (including, without limitation, the parties' briefs, evidence, awards, and other third party filings and any other documents submitted or exchanged during the course of the arbitration proceedings) shall only be disclosed to the Arbitral Tribunal, the parties, their counsel, the staff of the Chamber, and any person necessary for the development of the arbitration, unless disclosure is required for compliance with the obligations imposed by applicable Laws or by any Governmental Authority.

11.10.     Any and all disputes relating to the confidentiality obligation shall be finally and bindingly settled by the Arbitral Tribunal, which may adopt any measure to safeguard the confidentiality of the arbitration proceedings, or of any other matter relating to the arbitration.

11.11.     If two or more disputes arise with respect to this Agreement, or in any way related to it, their resolution may occur through a single arbitration proceeding, in accordance with the Rules. Prior to the empaneling of the Arbitral Tribunal, the Chamber shall consolidate the aforementioned disputes into a single arbitral proceeding, in accordance with the Rules. After the empaneling of the Arbitral Tribunal, in order to facilitate the resolution of related disputes, the Arbitral Tribunal may, at the request of a party, consolidate the arbitral proceedings with any other pending arbitral proceedings involving the resolution of disputes arising out of or in any way connected with this Agreement. The Arbitration Tribunal shall consolidate the proceedings provided that (i) they involve the same parties; (ii) there are common issues of fact and/or law between them; and (iii) consolidation in these circumstances does not result in prejudice arising from unreasonable delay in resolving disputes. The competence to order consolidation of proceedings and conduct the consolidated proceedings shall lie with the first arbitral tribunal empaneled. The decision for consolidation shall be final and binding on all parties involved in the disputes and arbitral proceedings which are the subject of the consolidation order. The Oi Group Companies are expressly bound by this arbitration commitment for all legal purposes.

CHAPTER XII

GENERAL PROVISIONS

12.1.       Notices. All notices and other communications provided for in this Agreement shall be prepared in writing and sent to the addresses below, or to others that may be indicated by the Parties as provided for in this Section, (a) by registered or certified letter with return receipt; or (b) e-mail with proof of sending and receipt:

(i)       If to the Oi Group Companies:

Oi S.A. - In Judicial Reorganization

Rua Humberto de Campos, No. 425, 8th floor, Leblon, in the City of Rio de Janeiro, RJ

CEP 22430-190

E-mail: camille.faria@oi.net.br

Attn: Camille Loyo Faria (CFO, Investor Relations Officer)

(ii)       If to the Purchasers:

TIM S.A.

Av. João Cabral de Mello Neto, 850, Block 1, Room 1212

CEP 22.775-057, Rio de Janeiro, RJ

E-mail: ac@timbrasil.com.br

Attn: Adrian Calaza (CFO, Investor Relations Officer)

Telefônica (Brasil) S.A.

Av. Engenheiro Luiz Carlos Berrini, 1376, 32nd floor

CEP 04571-936, São Paulo, SP

E-mail: david.melcon@telefonica.com

Attn: David Melcon Sanchez-Friera (CFO, Investor Relations Officer)

Claro S.A.

Rua Henri Dunant, 780, Towers A and B

CEP 04.709-110, São Paulo, SP

E-mail: rodrigo.marques@claro.com.br

Attn: Rodrigo Marques de Oliveira (Vice President of Strategy)

12.1.1.    The notices and communications sent and delivered pursuant to Section 12.1 above shall be deemed provided on the date of their effective receipt or delivery, evidenced by written acknowledgment of receipt, voucher, or other proof of effective receipt or delivery to the addresses indicated above.

12.1.2.    Any Party may, by written notice given and delivered as provided for in Section 12.1 above, provide a different address or person to whom all notices and communications shall be sent in the future, and such modification shall be effective only after the date of delivery of the notice provided for herein.

12.2.       Irrevocability and Irreversibility. Amendment of the Agreement. This Agreement is entered into on an irrevocable and irreversible basis and binds the Parties, as well as their heirs and successors on any account. Any amendment to this Agreement may only be validly executed by means of a written amendment duly signed by all Parties, or their respective heirs and successors on any account.

12.3.       Forbearance and Waivers. Any foreign by any Party regarding delay, non-performance, or defective or incomplete performance of any of the provisions of this Agreement shall not be construed or understood as a waiver of any right and shall not prejudice the right to demand performance of obligations assumed.

12.4.       Assignment. This Agreement, the rights and obligations arising under it, or the respective contractual position, may not be assigned and/or transferred, in part or in whole, by any of the Parties, without the prior and express written consent of the other Parties.

12.5.       Exhibits. The Exhibits to this Agreement constitute an integral and inseparable part of this Agreement, for all legal purposes and effects.

12.6.       Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the matters addressed herein, thus superseding and replacing all prior agreements, memoranda of understanding, and/or representations, oral or written (including confidentiality agreements).

12.7.       Tax Liability. Each Party shall be responsible for the full and timely payment of any and all Taxes that are levied or come to be levied on the performance of the subject matter of this Agreement, and for which a Party, in the legal capacity of taxpayer in the tax relationship, must make payment of such Taxes, unless otherwise provided for in this Agreement.

12.8.       Severability. If at any time any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall have no force or effect, and the illegality or enforceability of such provision shall have no effect on and shall not impair the enforceability of any other provision of this Agreement.

12.9.       Representatives. Except as otherwise expressly provided for in this Agreement, no Party shall, by reason of this Agreement, be deemed to be a representative of the other Party for any purpose, and no Party shall have the power, or the authority as a representative, or otherwise, to represent, act, bind, obligate, or otherwise create or assume any obligation on behalf of any other Party for any purpose.

12.10.     Specific Performance. The Parties undertake to fulfill, formalize, and perform their obligations always in strict compliance with the terms and conditions established in this Agreement. The Parties hereby acknowledge and agree that all obligations assumed or that may be charged under this Agreement are subject to specific performance under the Brazilian Code of Civil Procedure. The Parties do not waive any action or remedy to which they may be entitled at any time. The Parties expressly acknowledge and undertake the specific performance of their obligations and accept judicial orders or other similar acts.

12.11.     Expenses. Unless specifically provided for otherwise in this Agreement, each Party shall bear its own expenses incurred in the preparation, negotiation, execution, and implementation of this Agreement and other documents provided for herein, including all fees and expenses of agents, consultants, advisors, brokers, representatives, attorneys, and accountants, it being certain that no costs related to the Transaction shall be attributed to the Company.

12.12.     Enforceable Instrument. This instrument signed in the presence of two (2) witnesses shall serve as an extrajudicial enforceable instrument in the manner set forth in the Brazilian Code of Civil Procedure, for all legal effects.

12.13.     Applicable Law. This Agreement and all aspects of the legal relationship created by it shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties hereto sign this Agreement in four (4) counterparts, together with the two (2) witnesses indicated below.

Rio de Janeiro, January 28, 2021.

[signature pages follow]

[Signature page 1 of the Share Purchase Agreement and Other Covenants entered into on January 28, 2021, by and among Oi S.A. - In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Oi Móvel S.A. - In Judicial Reorganization, TIM S.A., Telefônica Brasil S.A., and Claro S.A.]

Oi S.A. - In Judicial Reorganization

/s/ Rodrigo Modesto de Abreu	/s/ Camille Loyo Faria
By: Rodrigo Modesto de Abreu Title: Chief Executive Officer	By: Camille Loyo Faria Title: Chief Financial Officer

Telemar Norte Leste S.A. - In Judicial Reorganization

/s/ Rodrigo Modesto de Abreu	/s/ Camille Loyo Faria
By: Rodrigo Modesto de Abreu Title: Chief Executive Officer	By: Camille Loyo Faria Title: Chief Financial Officer

Oi Mobile S.A. - In Judicial Reorganization

/s/ Rodrigo Modesto de Abreu	/s/ Camille Loyo Faria
By: Rodrigo Modesto de Abreu Title: Chief Executive Officer	By: Camille Loyo Faria Title: Chief Financial Officer

[Signature page 2 of the Share Purchase Agreement and Other Covenants entered into on January 28, 2021, by and among Oi S.A. - In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Oi Móvel S.A. - In Judicial Reorganization, TIM S.A., Telefônica Brasil S.A., and Claro S.A.]

TIM S.A.

/s/ Pietro Labriola	/s/ Adrian Calaza
By: Pietro Labriola Title: Chief Executive Officer	By: Adrian Calaza Title: Chief Financial Officer

[Signature page 3 of the Share Purchase Agreement and Other Covenants entered into on January 28, 2021, by and among Oi S.A. - In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Oi Móvel S.A. - In Judicial Reorganization, TIM S.A., Telefônica Brasil S.A., and Claro S.A.]

Telefônica (Brasil) S.A.

/s/ David Melcon Sanchez-Friera	/s/ Breno Rodrigo Pacheco de Oliveira
By: David Melcon Sanchez-Friera Title: Chief Financial Officer	By: Breno Rodrigo Pacheco de Oliveira Title: General Counsel

[Signature page 4 of the Share Purchase Agreement and Other Covenants entered into on January 28, 2021, by and among Oi S.A. - In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Oi Móvel S.A. - In Judicial Reorganization, TIM S.A., Telefônica Brasil S.A., and Claro S.A.]

Claro S.A.

/s/ Rodrigo Marques de Oliveira	/s/ Antônio Oscar de Carvalho Petersen
By: Rodrigo Marques de Oliveira Title: Vice President of Strategy	By: Antônio Oscar de Carvalho Petersen Title: General Counsel

[Signature page 5 of the Share Purchase Agreement and Other Covenants entered into on January 28, 2021, by and among Oi S.A. - In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Oi Móvel S.A. - In Judicial Reorganization, TIM S.A., Telefônica Brasil S.A., and Claro S.A.]

Witnesses:

1.	/s/ Stefano Lisa	2.	/s/ Ricardo Guillermo Hobbs
	Name: Stefano Lisa RNE: G115786-T CPF: 070.535.301-86		Name: Ricardo Guillermo Hobbs RG: 12516658-8 CPF: 202.791.548-60

Exhibit 1.3

Definitions

“Affiliate” means, with respect to any Person: (i) any other Person that, directly or indirectly, is Controlled by or is under common Control with such Person; (ii) in which such Person, directly or indirectly, has Significant Influence (as defined under Brazilian GAAP); or (iii) in which such Person has Control; it being further provided, that (a) any Person that owns directly or indirectly, through one or more intermediaries or otherwise, twenty percent (20%) or more of the ownership interest (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, and (b) each partnership of which a Person is a general partner shall be deemed an Affiliate of such Person. For all purposes hereof, the Mobile SPEs are, until the Closing, Affiliates of the Seller and, after the Closing, Affiliates of the Purchasers.

“ANATEL” means the National Telecommunications Agency.

“General Meeting of Creditors” means the general meeting of creditors held on September 8, 2020, that approved the Amendment to the Judicial Reorganization Plan.

“UPI Mobile Assets, Obligations, and Rights” means solely and exclusively the assets, obligations, rights, licenses of use or exploitation, authorizations, contracts, customers, and other assets identified and listed in Exhibit 2.1.1.

“Government Authority” means any governmental, regulatory, or administrative authority, agency, or commission, recognized stock exchange, or, further, any court, tribunal, or judicial or arbitral body, whether federal, state, or municipal, Brazilian or of any other country with jurisdiction over a Person or situation at issue, including CADE and ANATEL.

“Governmental Authorizations” means any consent, permission, approval, waiver, or authorization of any Governmental Authority, and any declaration, registration, submission, transfer, or filing with any Governmental Authority for the implementation of the transactions contemplated by this Agreement.

“CADE” means the Administrative Council for Economic Defense.

“Cash” means, with respect to each Person, in aggregate, without duplication and as recorded on the Balance Sheet, the amounts of cash or cash equivalents and marketable securities, convertible into cash within ninety (90) days, excluding any cash that may not be freely used by reason of restrictions, limitations, or taxes on use, or distribution by Law, contract, or otherwise, including, without limitation, restrictions on dividends and recoveries or any other form of restriction, including guarantee, bond, or security deposits. For the avoidance of doubt, Cash excludes rent guarantee deposits, customer deposits, and judicial deposits and should be calculated net of outstanding checks.

“CAPEX” means the expenditures and/or disbursements incurred for the acquisition, expansion, enlargement, or refurbishment of fixed and/or intangible assets of UPI Mobile Assets that meet the criteria for capitalization in accordance with Accounting Practices.

“Closing CAPEX” means the amount of CAPEX, as the case may be, as of the date of delivery of the Closing Price Calculation Statement, calculated by the Seller as the amount equivalent to the cumulative CAPEX from January 1, 2020, through the Closing Date.

“CAPEX Target” means the amount of R$73,900,000.00 per month, established in accordance with the CAPEX Plan. The CAPEX Target shall be calculated considering the cumulative amount from January 1, 2020, to the Closing Date, as shown in Exhibit 3.7. For the purposes of clarification, if the Closing occurs on October 31, 2021, the CAPEX Target shall be twenty-two (22) months, multiplied by R$73,900,000.00.

“Working Capital” means, without duplication, current assets, including, inventories net of provisions and write-offs, current accounts receivable from customers net of allowance for doubtful accounts, accounts receivable arising from services rendered but not yet invoiced, advances granted to third parties, and other assets and rights realizable within one year, less current liabilities, including accounts payable to suppliers and service providers (except for those related to the acquisition of property, plant, and equipment - CAPEX, with these being considered in the definition of Gross Indebtedness), accounts payable from accrued liabilities, provision for accounts payable not invoiced by suppliers, other current accounts payable, advances obtained from third parties, liabilities related to payroll, current taxes payable in current liabilities, excluding provisions for payment or assets associated with FISTEL-TFF inspection fee. For the avoidance of doubt, Working Capital shall be calculated excluding any outstanding checks that were considered in the Cash calculation. For the purposes of clarification, the definition of Working Capital should not consider the amounts included in the calculation of Cash and Gross Debt.

“Closing Working Capital” means the amount of the combined Working Capital of the Mobile SPEs included in the Closing Price Calculation Statement, calculated by the Seller and its advisors based on the Closing Balance Sheet of the Mobile SPEs estimated by the Seller in accordance with the Accounting Practices.

“Target Working Capital of the Mobile SPEs” means the amount of R$ 126,000,000.00.

“CDI” means the average annual rate (considering a year of 252 business days) related to transactions with Interbank Deposit Certificates - CDI, with maturity equal to one (1) Business Day (over), calculated and disclosed daily by B3 S.A. - Brasil, Bolsa, Balcão with rounding of the daily factor to the eighth decimal place. If, for any reason, the CDI rate is extinguished, replaced, or not disclosed, the interest rate that officially replaces it shall be applied or, in its absence, the rate that best reflects the average variation of the funding costs in the domestic interfinancial market.

“Brazilian Civil Code” means Law No. 10,406/2002, and its subsequent amendments.

“Brazilian Code of Civil Procedure” means Law No. 13,105/2015, as amended.

“National Tax Code” means Law No. 5,172, of October 25, 1966, as amended.

“Knowledge” means, with respect to a particular Person, (a) actual knowledge of such Person or any of its officers; and (b) the knowledge which such Person or any of its officers should have acquired by diligent inquiry and/or which would be expected of them as a result of Law and/or their fiduciary duties. In the case of the Seller, its Knowledge includes Knowledge of Oi Móvel and its Affiliates.

“Sharing Agreements” means the agreements that establish the conditions for sharing infrastructure items, towers, and the assignment of the use of areas and facilities under the domain of Third Parties, as described in the respective agreements, for the sole purpose of providing telecommunications services.

“Lease Agreements” means the lease agreements, assignment of use of space, or other real estate instruments that establish the conditions of use and access of areas or properties under the domain or owned by Third Parties for the installation of infrastructure items, towers, or antennas, as described in the respective agreements, for the sole purpose of providing telecommunications services.

“Ancillary Operating Agreements” means (a) the Agreement for the Supply of Telecommunications Signal Transmission Capacity on an Industrial Exploitation Regime, and (b) the Infrastructure Sharing Agreement, all to be entered into, on the Closing Date, between the Seller or another Oi Group company and the Mobile SPEs pursuant to Section 6.1(ix).

“Transition Services Agreements” means the Agreements that shall have as their subject the provision, by companies of Oi Group to the Mobile SPEs, on a transitional basis, of certain services necessary for the continuity of the operation of the business comprised by the UPI Mobile Assets, as of the Closing Date, in the same manner and with at least the same quality as they were conducted in the Normal Course of Business, during the twelve (12) months prior to the execution of this Agreement, pursuant to the minimum terms and conditions set forth in Exhibit 6.1(viii).

“Material Agreement” means any contract, pre-contract, memorandum of understanding, letter of intent, agreement, guarantee, or commitment entered into by a Person that entails annual revenues/expenditures to such Person equal to or greater than seven million Brazilian Reais (R$ 7,000,000.00). “Control” means, with respect to any Person, (a) the ownership, direct or indirect, of the power to determine the management and lines of action of such Person, either through (i) ownership of the majority of its voting capital stock (or rights that ensure a majority in its corporate resolutions, as applicable), (ii) the right to elect the majority of its directors, and/or (iii) by means of agreement, qualified quorum in the bylaws or articles of incorporation or any other legal form; as well as, (b) even if in the absence of any of the requirements provided for in item (a) above, the power actually used to direct the corporate activities and guide the operation of the bodies of the Person in question, directly or indirectly, in fact or in law, regardless of the equity interest held. The expressions and terms “Controller”, “Controlled by”, “under common Control” and “Controlled” have the meanings logically arising from this definition of Control.

“Normal Course of Business” means, with respect to a Person, the conduct of its business, in accordance with all Laws applicable to such Person, in a manner that is consistent in nature, scope, and magnitude with past practices of such Person and is related to its day-to-day operations.

“Decision” means any judgment, grant, order, order, decree, mandate, instruction, or decision of Governmental Authority.

“Fundamental Representations and Warranties Oi Group Companies” means the representations and warranties provided by the Oi Group Companies in Sections 7.1.1 through 7.1.4 and 7.1.12 of Exhibit 7.1 to this Agreement.

“Claims” means any action, judicial, arbitral, or administrative proceeding, demand, Decision, judicial or extrajudicial notice, complaint, notice of violation, lien, garnishment, notice of noncompliance, or violation, investigation, audit, assessment, notice of collection, proceeding, or judicial or administrative inquiry.

“Business Day” means any day other than a Saturday, Sunday, holiday, or day on which financial institutions are required or authorized by Law to remain closed in the City of Rio de Janeiro or São Paulo.

“Net Debt” means Gross Debt minus Cash (calculating both Gross Debt and Cash as positive numbers, such that Net Debt shall be a positive number if Gross Debt exceeds Cash, or a negative number if Cash exceeds Gross Debt).

“Closing Net Debt” means the amount of the combined Net Debt of the Mobile SPEs included in the Closing Price Calculation Statement, calculated by the Seller and its advisors based on the Closing Balance Sheet of each of the Mobile SPEs prepared in accordance with the Accounting Practices.

“Transaction Documents” means this Agreement, the Ancillary Operating Agreements, and the Transition Services Agreements.

“Public Notice” means the public notice containing the rules applicable to the Competitive Process, published on November 10, 2020, by the Seller pursuant to the Judicial Reorganization Plan.

“Material Adverse Effect” means, with respect to any Person, any change or effect that, individually or in conjunction with other factors, materially impairs the financial condition of such Person or its Affiliates and/or the development of the activities and operations of such Person or its Affiliates, and that results or may result in a Loss, contingent or actual, negative financial impacts, imposition of payments, or disbursements in an amount equal to or greater than an amount in Brazilian Reais equivalent to twenty percent (20%) of the Base Price, considered individually or in the aggregate, including any change or effect arising from any of the following events, circumstances, cases, or state of affairs to the extent that such event, circumstances, case, or state of affairs generates a disproportionate adverse impact on the business or operations of the Person, when compared to other Persons operating in the same industries and markets as the Person: (a) material changes in the economic or political environment in Brazil or material changes abroad that affect the securities, credit, consumer, or capital markets, or the market in which the Person and its Affiliates operate; (b) any material changes in applicable Laws or accounting standards that occurred after the date hereof. Notwithstanding the provisions above, the following shall always be considered a Material Adverse Effect: (a) default of any obligation under the Judicial Reorganization Plan and/or the declaration of bankruptcy of any of the Oi Group Companies; and (b) a reduction in the accumulated Net Revenue of the six months prior to the Closing above 50% of the Minimum Revenue.

“Independent Audit Firm” means any of the four well-known international audit and consulting firms (EY, PwC, Deloitte, and KPMG) or, if they are all in a conflict-of-interest situation or with restrictions on independence, any among BDO- RCS Auditores Independentes, RSM Brasil, Grant Thornton Brasil.

“Gross Indebtedness” means on the date to be determined with respect to the Mobile SPEs, in an aggregate and unduplicated amount: (a) the principal balance and any interest, premium, costs, fees,

penalties (including but not limited to prepayment penalties and brokerage costs) in connection with prepayment of debt and all accrued and unpaid interest in connection with indebtedness for loans and all items included in letters b) through s) below; provided that unamortized debt issuance costs shall be excluded from this calculation and that all debt shall be recorded without any time adjustment resulting from extension of terms or other procedures that would result in the debt being recorded in the books at less than par, balance when discounted with effective reduction of the obligation. Gross Indebtedness shall also include fines, financial penalties (whether materialized or not), and obligations arising from administrative or judicial proceedings of any nature (including fact-finding proceedings for noncompliance with obligations, consent decrees, and others) imposed on Oi Group Companies or any of their respective Affiliates, officers and directors, employees, or representatives by ANATEL or any other Governmental Authority and that are related to the operation or conduct of business related to the UPI Mobile Assets, Obligations, and Rights, and that have been initiated at any time prior to the Closing.

(a)       financial obligations (which cannot be measured at fair value) evidenced by notes, bonds, debentures, loan stock, or similar instruments, whether convertible or not, including those incurred in connection with the acquisition of property, assets, or businesses;

(b)       any obligations (whether or not secured, as holder, guarantor, or otherwise) to pay money or with respect to money borrowed or raised (which may not be valued using fair value), by any means (including acceptances, bills of exchange, bonds, and deposits), including any costs and fees payable in connection therewith and any obligations on any interest payments are realized;

(c)       to the extent not otherwise included in this definition, the effect of mark-to-market (positive or negative) of all financial derivative instruments;

(d)       amounts drawn from credit lines;

(f)        all lease liabilities that should be capitalized in accordance with Brazilian GAAP, including those related to property, plant, and equipment, if applicable. For the avoidance of doubt, no amount arising from a lease liability, due to the application of CPC 06 (R2) (or IFRS16) as of January 1, 2019, shall be considered as Indebtedness, to the extent that these leases should not have been classified as finance leases before the application of said CPC 06 (or IFRS 16), whose mandatory application took place as of January 1, 2019;

(g)       any dividend or other profit distribution declared but not paid;

(h)       any amounts payable to suppliers of fixed assets (CAPEX);

(i)        any deferred revenue balance related to long-term contracts;

(j)        past-due balances and debts to any supplier, employee, and/or service providers (including the provision for interest expense and penalties related to such past-due balances);

(k)       transaction bonuses (payable to the Seller's employees, outside advisors, or any other party involved in the transaction) and any other transaction costs;

(l)        balances of actuarial liabilities related to pension plans for employees of Oi Móvel or the Mobile SPEs ((presented individually and considered in combination for the purposes of Chapter III)), as applicable, and any other social benefits granted to employees that are not already considered in working capital;

(m)      performance bonus payable to Employees and former employees;

(n)       any balances of taxes in arrears, balances payable under tax, labor or social security installment plans, as well as balances of taxes payable classified as noncurrent liabilities in the Company's balance sheet;

(o)       income tax balances due and unpaid;

(p)       any debt, liability or obligation payable related to the judicial reorganization;

(q)       all receivables advanced or monetized with financial institutions and/or acquirers of credit card services;

(r)        past due installments related to acquisitions made by Oi Móvel and/or the Mobile SPEs;

(s)       any balance payable to Oi or any of its subsidiaries;

(t)        any outstanding balances relating to obligations, liabilities, or provisions that, according to the pro forma financial statements of UPI Mobile Assets prepared by Ernst & Young, are not reflected in the Closing Balance Sheet of each Mobile SPE;

(u)       Liabilities and obligations due and unpaid to regulatory agencies, including fines, interest, and adjustments for inflation;

(v)       materialized civil, tax, and labor contingencies whose liabilities and provisions are reflected in the accounting records of the Mobile SPEs; and

(x)       provisions for payment or assets associated with FISTEL inspection fee (TFF).

“Brazilian GAAP” means the accounting practices adopted in Brazil, which corresponds to the full set of accounting rules and standards issued by the Accounting Pronouncements Committee (CPC), applicable to publicly held and large companies, applied in a uniform manner and comparable with prior periods.

“Oi Group” means the group of companies comprised by Oi S.A. - In Judicial Reorganization (“Oi”) and its Affiliates.

“Confidential Information” means, with respect to any Party, any and all information (i) to which a Party comes to have access or knowledge by means of the negotiation of the Transaction and execution of the Transaction Documents; and (ii) concerning the business, properties, and business relationships, including names and addresses of any customers and suppliers of a Party, as well as the respective Affiliates.

“Judicial Reorganization Court” means the 7th Business Court of the Court of the Rio de Janeiro State Court of Appeals.

“Law” means any and all legal standards, laws, statutory provisions, regulations, ordinances, codes, or policies, federal, state or local, consent, directive, decree, or Final Decision of a Governmental

Authority in effect.

“Brazilian Corporations Law” means Law No. 6,404, of December 15, 1976, and its subsequent amendments.

“5G/700MHz Auction” means the spectrum auction held by ANATEL for the introduction of the frequencies to be used by 5G technology and the 700MHz band in Brazil.

“Brazilian Anti-Corruption Laws” means all Brazilian Laws regarding corruption, bribery, fraud, public conflict of interest, improper conduct, bid and public procurement violations, money laundering, political or electoral donations, or business administration without commitment to ethics, including but not limited to, Decree-Law No. 2,848/1940 (Criminal Code), Brazilian Federal Law No. 8,429/1992 (Administrative Misconduct Law), Brazilian Federal Law No. 9,504/1997 (Electoral Law), Brazilian Federal Law No. 8,666/1993 (Public Contracts and Bidding Law), Brazilian Federal Law No. 12,813/2013 (Conflict of Interest Law), Brazilian Federal Law No. 9,613/1998 (Money Laundering Law) and Brazilian Federal Law No. 12,846/2013 (Anti-Corruption Law), subsequently regulated by Federal Decree No. 8,420/2015 (Anti-Corruption Decree).

“License” means licenses, permits, franchises, concessions, grant title, orders, consents, approvals, authorizations, registrations, waivers, variances, qualifications, certificates, or other similar authorizations issued, or otherwise granted, by a Governmental Authority.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement signed on January 3, 2020, between Telemar and each of Telefônica and Claro (or their Affiliates), and on December 26, 2019, between Telemar and TIM. A copy of each Non-Disclosure Agreement is set forth in Exhibit 1.3(ii) to this Agreement.

“Encumbrance” means any encumbrance, judicial or extrajudicial, secured, in rem, obligatory, or personal; charge; claim; attachment; lien; pledge; security interest; mortgage; fiduciary sale; blockage, unavailability, seizure, sequestration, or garnishment; antichresis, annual rent, or pension; option or right of purchase, sale, conversion, exchange; right of first offer, right of first refusal, or preference in purchase, sale, or subscription; claim; or other lien of any nature.

“Related Party” means, with respect to any Person, any other Person (a) who is a spouse, ascendant, descendant, or collateral to the third degree of such first Person; (b) who is, directly or indirectly, an Affiliate, Associated Company, Controlled Company, Parent, or under common Control with such first Person; (c) in which such first Person, directly or indirectly, has significant influence (as defined by Brazilian GAAP); or (d) of which such first Person owns more than twenty percent (20%) of the shares, quotas, or voting securities of the Person.

“Share of Net Revenue” means the share of the amount of Net Revenue of the business consisting of the UPI Mobile Assets, Obligations, and Rights accumulated in the last published six-month period prior to the Closing Date in relation to the Net Revenue of the mobile telephony market (understood as the sum of the four main operators: Telefônica, TIM, Claro, and Oi Móvel) - “Revenue Share”.

“Minimum Net Revenue Participation” means the share in the amount of Net Revenue of the business consisting of the UPI Mobile Assets, Obligations, and Rights accumulated in the published 2019 six-

month period preceding the month in which the Closing occurs in relation to the total amount of Net Revenue of the mobile market, calculated in accordance with the monthly revenues of UPI Mobile Assets as presented in Exhibit 3.7. For the avoidance of doubt, if the Closing occurs on October 31, 2021, the Minimum Net Revenue Participation should correspond to the aggregate amount of revenues earned during April, May, June, July, August, and September of 2019.

“Share of Net Earnings by Product” means the share (%) of the UPI Mobile Assets in the variation of customers by Product of the total market according to data reported by Anatel for the market of the services provided by the UPI Mobile Assets.

“Share of Net Earnings by Reference Product” means the share (%) of the UPI Mobile Assets in the variation of customers by Product of the total market, in a manner comparative between the dates or a given period, according to data reported by Anatel for the market of the services provided by the UPI Mobile Assets.

“Liabilities” means any and all debts, obligations, onerous commitments, and/or provisions, accrued or fixed, absolute or contingent, due or falling due, determined or determinable, whether or not recognized in the accounting records, including those arising from any Law, Proceeding, or Governmental Decision, and those arising from any contractual instrument.

“Loss” means any and all losses suffered, directly, that constitute economic or extra-economic damage, such as, for example, consequential damages, lost profits, damage to image, liabilities, constraints, contingencies, fines, costs, disbursements, obligations, expenses, judicial costs, attorneys’ fees and those of other specialists, including experts, costs with reports, etc. Loss shall include not only those effectively disbursed, but also those that may have a negative impact on a Person, regardless of disbursement. Loss should not require a final judgment in court, unless it is the result of a third-party claim.

“Person” means any person, whether an individual or legal entity, as well as any entities lacking legal personality, including Governmental Authorities, associations, foundations, trusts, partnerships, investment funds, joint ventures, consortiums, condominiums, de facto corporations, partnerships, or any other entity with or without legal personality.

“CAPEX Plan” means the capital expenditure plan of the UPI Mobile Assets, prepared in accordance with the Accounting Practices.

“Judicial Reorganization Plan” means the judicial reorganization plan of Oi and its direct and indirect subsidiaries Telemar, Oi Móvel, Portugal Telecom International Finance BV - In Judicial Reorganization, and Oi Brasil Holdings Cooperatief UA - In Judicial Reorganization - together with the companies COPART 4 Participações S.A. - In Judicial Reorganization and COPART 5 Participações S.A. - In Judicial Reorganization that were subsequently merged, respectively, into Oi and Telemar - approved at a general meeting of creditors held on December 19 and 20, 2017, and ratified by the Judicial Reorganization Court on January 8, 2018, as amended pursuant to the terms of the Amendment to the Judicial Reorganization Plan approved at the General Meeting of Creditors.

“Accounting Practices” means the accounting practices adopted in Brazil under Brazilian GAAP, applied in good faith and in a uniform and comparable manner with prior periods and using at all times the same criteria that were adopted by the Seller in the preparation of the Oi Móvel Financial Statements disclosed in connection with the fiscal year ended December 31, 2019.

“Proceeding” means any action, suit, judicial, arbitral, or administrative proceeding, demand, order, judicial or extrajudicial notice, claim, notice of infringement, notice of violation or breach, investigation, notification, notice of collection, suit, administrative or judicial inquiry, filed by or brought against any of the Parties and/or Oi Móvel.

“Product” means Prepaid, Postpaid, Control, and M2M service. In the absence of market benchmarks for Control, the sum of Postpaid and Control shall apply.

“Intellectual Property” means any and all trademarks, corporate names, service marks, service names, patents, utility models, copyrights, moral rights, trademarks, product designs, product formula, trade secrets, product packaging, research and development, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, drawings and formulations, diagrams, specifications, technology, methodologies, embedded software ( firmware), development tools, flow charts, annotations, Internet domain names, software licenses, any other confidential and proprietary right or information, whether or not registrable, including all pending rights, licenses or applications for registration, for any of the above, and all related technical information, technical, engineering, or manufacturing drawings, know-how, documents, diskettes, records, files, and other media in which the items cited above are stored.

“Antitrust Protocol” means the Antitrust Protocol entered into between Telemar and each of the Purchasers (or their Affiliates) on April 14, 2020, in the case of TIM, on April 12, 2020, in the case of Telefônica, and on April 27, 2020, in the case of Claro. A copy of each Antitrust Protocol is set forth in Exhibit 1.3(iii) to this Agreement.

“Net Revenue” means the revenue, whether or not billed, earned as a result of the provision of mobile telephony services, net of the corresponding Taxes levied on gross revenue and any other deductions from gross revenue, calculated in accordance with the Accounting Practices.

“Minimum Revenue” means the amount of Net Revenue of the business consisting of the UPI Mobile Assets, Obligations, and Rights accrued in the same six (6) month period of 2019 preceding the month in which the Closing occurs, calculated in accordance with the monthly revenue of UPI Mobile Assets as presented in Exhibit 3.7. For the avoidance of doubt, if the Closing occurs on October 31, 2021, the Minimum Revenue should correspond to the aggregate amount of Net Revenue earned during April, May, June, July, August, and September of 2019.

“Representative” of a Person shall be construed broadly and shall include members, officers, partners, directors, executives, employees, agents, advisors, attorneys, consultants, accountants, investment bankers, and other representatives of such Person.

“Subsidiaries” means with respect to a Person, a company Controlled directly or under common control with such Person.

“Tax” means any levy; tax; charge; fee; social security contribution, social contribution, improvement contribution, or intervention in the economic domain; compulsory loan; or other monetary payment,

imposed by a Government Authority and that has any of the natures provided above; including taxes on capital gains, withheld at the source, related to remuneration or on property, ICMS, IPI, COFINS, PIS, CSLL, ISS, IPTU, ITR, ITBI, ITCMD, IPVA, IRPJ, IRRF, INSS, FGTS, IOF, ISS, II, and ITR; as well as collections related to such amounts, including interest, fines (whether or not default fines), isolated fines, penalties, adjustment for inflation, and amounts related to ancillary obligations, including fines for noncompliance therewith.

Other Definitions. The following terms are defined in the following sections or items of the Agreement:

Term	Section
Shares	2.1.2
SPE Claro Shares	2.1.2
SPE Telefônica Shares	2.1.2
SPE TIM Shares	2.1.2
Post-Closing Adjustment	3.8
Final Post-Closing Adjustment	3.8.6
Prior Consent of ANATEL	4.1(iv)
CADE Approval.	4.1(iii)
AR	5.3.5.1
Arbitration	11.1
Assets Outside the Perimeter	5.3.5(i)
Closing Acts	6.1
Auditor	3.8.5
Closing Balance Sheet	3.2
Final Closing Balance Sheet	3.8
Chamber	11.3
Claro	Parties’ Identification
Purchasers	Parties’ Identification
Conditions Precedent	4.3
Seller’s Conditions Precedent.	4.2
Purchasers' Conditions Precedent	4.3
Parties' Conditions Precedent	4.1

Agreement	Recitals
General Services Agreement	10.1.1.1
Post-Adjustment Determination Date	3.8.7
Closing Date	6.1
Third-Party Claim	8.8
Direct Claim	8.7
Closing Income Statement	3.2
Final Closing Financial Statement	3.8
Calculation Statement – Closing Price	3.2
Disputes	11.1
Closing	6.1
Guarantee	3.8.9
Pre-filing Drafts	5.3
Auditor Notice	3.8.5
Post-Closing Adjustment Notice	3.8
Agreement Notice	3.8.3
Third-Party Claim Notice	8.8
Disagreement Notice	3.8.3
Indemnification Notice	8.7
Response Notice	8.7.1
Minimum Segregation Obligations	5.2.4
Oi	Parties’ Identification
Oi Móvel	Parties’ Identification
Radio Frequency Purchase Option	9.5
Transaction	2.1
Segregation and Division Budget	2.1.4

Party	Parties’ Identification
Reporting Party	9.1.4
Indemnifying Party	8.7
Parties	Parties’ Identification
Indemnified Parties	8.4
Seller’s Indemnified Parties	8.4
Purchasers' Indemnified Parties	8.1
Segregation and Division Plan	2.1.4
Discussion Deadline	3.8.4
Response Period	8.7.1
Final Term	8.6
Base Price	3.1(a)
Adjusted Base Price	3.1.1
Share Purchase Price	3.1(a)
Transition Services Purchase Price	3.1(b)
Closing Price	3.2
Competitive Process	Recital D
Pro-Forma Mobile Assets	3.1(a)
Regulations	11.3
Cost Report	2.1.8
Corporate Reorganization	5.2
Pre-filing Meetings	5.3
UPI Mobile Assets Segregation	5.2
Oi Group Takeover Company	Recital F
Oi Group Companies	Parties’ Identification
Mobile SPE	2.1.1

Telefônica	Parties’ Identification
Telemar	Parties’ Identification
TIM	Parties’ Identification
Arbitral Tribunal	11.4
UPI Mobile Assets	2.1.1
Withheld Amount	3.3
Seller	Parties’ Identification

Exhibit 1.3(ii)

Non-Disclosure Agreements

[Omitted]

Exhibit 1.3(iii)

Antitrust Protocol

[Omitted]

Exhibit 2.1.1

UPI Mobile Assets, Obligations and Rights

[Omitted]

Exhibit 2.1.4

Segregation and Division Plan

[Omitted]

Exhibit 3.7

Calculation Examples

[Omitted]

Exhibit 4.2(iii)

Purchasers’ Corporate Approvals

[Omitted]

Exhibit 4.3(iii)

Third-Party Authorizations

[Omitted]

Exhibit 5.1

Cooperation Obligations

[Omitted]

Exhibit 5.1.1

Information Obligations

[Omitted]

Exhibit 5.2.4

Minimum Segregation Obligations

[Omitted]

Exhibit 5.4(xvii)

List of officers, directors and employees for segregation

[Omitted]

Exhibit 6.1(vii)

Term Sheet of Transitional Services Agreement

[Omitted]

Exhibit 6.1(ix)(a)

Draft of the Agreement for the Supply of Telecommunications Signal Transmission Capacity under an Industrial Exploitation Regime

[Omitted]

Exhibit 6.1(ix)(b)

Draft of the Infrastructure Sharing Agreement

[Omitted]

Exhibit 7.1

Representations and Warranties of Oi Group Companies

[Omitted]

Exhibit 7.1.5

Exceptions to the ownership and validity of licenses

[Omitted]

Exhibit 7.1.6

List of Relevant Agreements

[Omitted]

Exhibit 7.1.7

Related Parties Agreements

[Omitted]

Exhibit 7.1.10

Exceptions to the ordinary course of business

[Omitted]

Exhibit 7.1.13

Exceptions to the ownership, right of use and regularity of UPI Mobile Assets, Obligations and Rights

[Omitted]

Exhibit 7.1.16(i)

Licenses required by ANATEL

[Omitted]

Exhibit 7.1.16(iii)

Exceptions to the regularity of the licenses required by ANATEL

[Omitted]

Exhibit 7.1.19

Intellectual Property

[Omitted]

Exhibit 7.2

Representations and Warranties of Purchasers

[Omitted]

Exhibit 9.6

Substitution of Guarantees

[Omitted]

Exhibit 10.1.1

Draft of the General Services Agreement (Break-up Fee)

[Omitted]